UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Sunrise Senior Living, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Sunrise Senior Living, Inc., which will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, on Wednesday, May 2, 2012, at 10:00 a.m.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid return envelope (also enclosed). If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2012 Proxy Statement and our 2011 Annual Report to Stockholders which includes our audited financial statements. If you plan to attend the meeting, please be sure to review the instructions for voting in person under “About the Annual Meeting” in the Proxy Statement.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you on May 2.

Sincerely,

Paul J. Klaassen
Non-Executive Chair of the Board

Mark S. Ordan
Chief Executive Officer

SUNRISE SENIOR LIVING, INC.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2012

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of Sunrise Senior Living, Inc. will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Wednesday, May 2, 2012 at 10:00 a.m., local time, for the following purposes:

(1) to elect the seven directors named in the proxy statement;

(2) to approve a 3,000,000 share increase in the shares available for issuance under our 2008 Omnibus Incentive Plan, as amended, and to re-approve the material terms relating to performance-based compensation;

(3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012;

(4) to hold an advisory vote to approve executive compensation, as described in the proxy statement;

(5) to consider and vote on one stockholder proposal, if properly presented at the meeting; and

(6) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 9, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. However, all stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Mark S. Ordan
Chief Executive Officer

McLean, Virginia

March 20, 2012

Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the Secretary of Sunrise Senior Living, Inc. a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

Page
ABOUT THE ANNUAL MEETING	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
EXECUTIVE OFFICERS	7
CORPORATE GOVERNANCE	8
COMPENSATION DISCUSSION AND ANALYSIS	17
REPORT OF COMPENSATION COMMITTEE	38
SUMMARY COMPENSATION TABLE	39
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011	40
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011	43
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011	44
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	53
REPORT OF AUDIT COMMITTEE	55
PROPOSAL 2: APPROVAL OF A 3,000,000 SHARE INCREASE IN THE SHARES AVAILABLE FOR ISSUANCE UNDER OUR 2008 OMNIBUS INCENTIVE PLAN, AS AMENDED, AND RE-APPROVAL OF THE MATERIAL TERMS RELATING TO PERFORMANCE-BASED COMPENSATION	56
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	69
PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	70
PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING REPORTS ON POLITICAL CONTRIBUTIONS	72
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	73
STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS	74
PRINCIPAL HOLDERS OF VOTING SECURITIES	76
HOUSEHOLDING	78
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	78
APPENDIX A – SUNRISE SENIOR LIVING, INC. 2008 OMNIBUS INCENTIVE PLAN, AS AMENDED	A-1

i

SUNRISE SENIOR LIVING, INC.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders to be held on Wednesday, May 2, 2012

ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	Our Board of Directors is soliciting your vote for the 2012 annual meeting of stockholders, and any adjournments or postponements thereof, to be held on the date, at the time and place and for the purposes set forth in the accompanying notice. This proxy statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 23, 2012.

Q:	What am I voting on?

A:	You are voting on the following proposals:

•	The election of the seven director nominees named in this proxy statement, each for a term expiring at the 2013 annual meeting (Proposal 1).

•

The approval of a 3,000,000 share increase in the shares available for issuance under our 2008 Omnibus Incentive Plan, as amended, and the re-approval of the material terms of the plan’s performance goals (Proposal 2).

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 (Proposal 3).

•	An advisory vote to approve the compensation of our executives (Proposal 4).

•	A stockholder proposal regarding reports on political contributions, if properly presented at the meeting (Proposal 5).

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote FOR each of the Board’s nominees for election as directors and FOR Proposals 2, 3 and 4. With regard to Proposal 5, our Board recommends that you vote AGAINST the stockholder proposal.

Q:	Will any other matters be voted on?

A:	As of the date of this proxy statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by our Board, or, if no such recommendation is given, in the discretion of the proxy holders.

Q:	Who can vote?

A:	Our Board has set the close of business on March 9, 2012 as the record date for the annual meeting. Holders of our common stock at the close of business on the record date are entitled to vote their shares at the annual meeting. As of the close of business on March 9, 2012, there were 57,799,698 shares of our common stock issued and outstanding and entitled to vote. Each share of issued and outstanding common stock is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by us.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the stockholder of record.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under our Amended and Restated Bylaws, as amended (the “Bylaws”), the presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Under applicable Delaware law, abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 3 is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

Under NYSE rules, Proposals 1, 2, 4 and 5 are considered non-routine. Consequently, if you do not give your broker instructions, your broker will not be able to vote on any of these Proposals.

Q:	How many votes are needed for the Proposals to pass?

A:	Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the seven nominees receiving the highest number of “FOR” votes will be elected. Shares as to which a stockholder withholds voting authority and any broker non-votes will have no effect on the outcome of the vote in the election of directors.

Under the NYSE listing standards, the minimum vote which will constitute approval of Proposal 2 is a majority of votes cast; provided that the total votes cast on this Proposal represent over 50% of the shares of common stock entitled to vote thereon at the annual meeting. Abstentions will be treated as entitled to vote and as votes cast and, therefore, will have the same effect as a negative vote on this Proposal. Broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of the vote. However, for purposes of determining whether the total votes cast on the Proposal represent over 50% of the shares entitled to vote, broker non-votes are considered entitled to vote and, therefore, have the practical effect of increasing the number of affirmative votes required to achieve over 50% of all shares entitled to vote under the NYSE listing standards.

The minimum vote which will constitute approval of Proposals 3, 4 and 5 is the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote with respect to the matter. Abstentions are considered entitled to vote and, therefore, will have the same effect as a negative vote on Proposals 3, 4 and 5. Under applicable Delaware law, any broker non-votes are not considered entitled to vote with respect to a particular matter and, therefore, will have no effect on the outcome of the vote on these proposals.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope.

If you are a beneficial owner, you must follow the voting procedures of your broker, bank or other nominee.

Q:	What if I sign and return my proxy card without marking any voting instructions?

A:	If you sign and return your proxy card without marking any voting instructions, your shares will be voted FOR each of the Board’s nominees for election as directors, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Voting in advance does not affect your right to attend the annual meeting.

If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

Q:	Can I change my vote?

A:	Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you hold shares in street name, you may change your vote by submitting new instructions to your broker or other nominee, following the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can attend the annual meeting?

A:	Only stockholders are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the annual meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification. If you wish to vote your shares which are held by a broker, bank or other nominee at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring your legal proxy to the annual meeting.

Q:	Who counts the votes?

A:	Our Board has appointed our transfer agent, American Stock Transfer & Trust Company, as the inspector of election. Representatives of our transfer agent will count the votes.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, we, through our directors, officers and regular employees, may also solicit proxies personally or by telephone or electronic mail without additional compensation. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. We have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2012

This proxy statement and our annual report to stockholders are available on our website at www. sunriseseniorliving.com/2012annualmeeting materials.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a minimum of two directors and a maximum of 11 directors, with the number of directors within this range fixed by our Board under our Bylaws. Our Board has fixed the number of directors constituting the entire Board at seven. All directors are elected annually.

At the 2012 annual meeting, seven directors will be elected for a term of one year expiring at the 2013 annual meeting. Upon the recommendation of the Governance, Compliance and Nominating Committee, our Board of Directors has nominated the seven current members of our Board for re-election as directors. The following table shows the name, age and principal position(s) with us of each of the Board’s director nominees.

Name of Director Nominee	Age(1)	Present Position(s)
Glyn F. Aeppel	53	Director
Thomas J. Donohue	73	Director
Stephen D. Harlan	78	Director
Paul J. Klaassen	54	Non-Executive Chair
Lynn Krominga	61	Lead Director
William G. Little	69	Director
Mark S. Ordan	52	Chief Executive Officer and Director

(1)	Age as of March 15, 2012.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of each of the Board’s nominees. Our Board believes that these nominees will stand for election and will serve if elected as directors. If any person nominated by our Board fails to stand for election or does not for any reason agree to accept election, the Board may reduce the size of the Board or may designate a substitute nominee. In the latter case, the proxies will be voted for the election of the substitute nominee as our Board recommends.

Biographical and Other Information

The principal occupations and employment of each director nominee and directorships held with other public companies during the past five years, along with information regarding the qualifications of each director and Board nominee to serve on our Board, is set forth below.

Glyn F. Aeppel has served on our Board since August 2008. Ms. Aeppel has more than 25 years of experience in property acquisitions, development and financing. Ms. Aeppel established a hotel investment and advisory company, Glencove Capital, in June 2010 and serves as president and chief executive officer for this company. From October

2008 to May 2010, Ms. Aeppel served as chief investment officer of Andre Balazs Properties, an owner and operator of luxury hotels and condominiums. From April 2006 to October 2008, Ms. Aeppel served as executive vice president of acquisitions and development for Loews Hotels and as a member of their board. In this role, she led Loews Hotels’ worldwide growth through corporate and asset acquisitions, joint ventures and management contracts. She also oversaw select ground-up mixed-use developments and actively structured and obtained financing for the Loews Hotels’ real estate transactions. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. From July 2002 to April 2004, Ms. Aeppel served as the executive vice president of business development for the Americas at Le Meridien Hotels and Resorts. From April 2001 to July 2002, Ms. Aeppel was the executive vice president of business development and acquisitions at Interstate Hotels & Resorts, Inc. and from 1995 to 1998 she was the vice president of development at Interstate. From 1998 to 2001, she was senior vice president of acquisitions and development for FFC Hospitality, LLC, a private equity fund founded by the co-founder and former chairman of Interstate. From 1993 to 1995, she was a partner in Lodging Evaluation Group, a hotel development and finance consulting company she co-founded. From 1990 to 1993, she was the director of development for Germany and Austria at Holiday Inn Worldwide in Wiesbaden, Germany. From 1986 to 1989, she was a manager in the Treasury Department of Marriott Corporation. From April 2005 to December 2007, Ms. Aeppel served as a director of Key Hospitality Acquisition Corporation, a company that had been formed to serve as a vehicle for the acquisition of an operating business in the hospitality industry and/or other related businesses. Since December 2011, she has served as a director of Exclusive Resorts, LLC, a luxury destinations club.

Ms. Aeppel’s extensive executive-level financial, development and managerial experience in the real estate and hospitality industries, including her current position as president and chief executive officer of Glencove Capital; her oversight of numerous real estate investments, acquisitions and dispositions and structuring of joint ventures and debt and equity financings; and her experience with the developing, operating and financing of an international, multi-property company in the hospitality industry led to the conclusion that she should continue to serve as one of our directors.

Thomas J. Donohue has served on our Board since 1995. He is president and chief executive officer of the U.S. Chamber of Commerce, the world’s largest business federation, a position he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm, and Marymount University. From 1999 to July 2008, he served on the board of directors of XM Satellite Radio Holdings, Inc., a provider of audio entertainment and information programming.

Mr. Donohue’s long tenure on our Board; his management and leadership experience developed as president and chief executive officer of the U.S. Chamber of Commerce and prior thereto as president and chief executive officer of the American Trucking Association; his director experience on public company boards; his knowledge of current trends in public policy affecting U.S. business generally; and his extensive contacts in both government and industry led to the conclusion that he should continue to serve as one of our directors.

Stephen D. Harlan has served on our Board since June 2007. He has been a partner in Harlan Enterprises, LLC, a specialized real estate firm that invests in real estate, since 2001. Prior to 2001, he was chairman of the real estate firm H.G. Smithy from 1993 to 2001. From 1959 to 1992, Mr. Harlan was with KPMG Peat Marwick. In 1987 he became Vice-Chairman of the firm responsible for its international business. Before 1987, he served for twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. From 1995 to 1999, he also served on the District of Columbia Financial Responsibilities and Management Assistance Authority (D.C. Control Board). He currently serves on the not-for-profit boards of Heroes Inc., an organization that assists the widows and children of law enforcement officers and firefighters in the Washington, D.C. metropolitan area who have given their lives in the line of duty; Loughran Foundation, an organization dedicated to education and the performing arts; and the Greater Washington Board of Trade. From January 2004 to October 2010, he served on the board of directors of Harris Interactive Inc., a market research, polling and consulting company; from March 2003 to June 2008, he served on the board of directors of Friedman, Billings, Ramsey Group, Inc., an investment banking, institutional brokerage and asset management firm; and from 1992 to 2011, he served on the board of directors of MedStar Health, a community-based healthcare organization that owns and operates nine hospitals in the Baltimore/Washington region. Mr. Harlan also served on the board of directors of ING Direct Bank, a retail virtual bank offering services over the internet, phone or by mail, until it was acquired by Capital One Financial Corp. in February 2012.

Mr. Harlan’s extensive accounting experience and expertise developed during his 33-year tenure as an active certified public accountant; his managerial experience as one of the senior partners of KPMG Peat Marwick and as chairman of H.G. Smithy, a real estate company; his extensive experience as a director and, in certain cases, audit committee chair of public and private companies and not for profit entities and his active role in our Board matters, including service on the Special Committee of our Board during our accounting restatement, led to the conclusion that he should continue to serve as one of our directors.

Paul J. Klaassen has served on our Board since 1981, when he and his wife Teresa Klaassen founded our company and our predecessor entities. Mr. Klaassen served as chair of our Board from our inception until March 2008 and as chief executive officer from our inception until November 2008. Effective November 1, 2008, he became non-executive chair of our Board. Mr. Klaassen currently serves on the boards of directors of The Netherland-American Foundation and the U.S. Chamber of Commerce. Mr. Klaassen also serves on the board of trustees of The Trinity Forum, a leadership academy. Mr. Klaassen was the founding chairman of ALFA, the Assisted Living Federation of America, and served as ALFA’s chairman from 1989 to 1995. From July 2004 to February 2006, he served on the board of directors of Meristar Hospitality Corporation, a hotel real estate investment trust.

As indicated above, Mr. Klaassen co-founded our company with Mrs. Klaassen in 1981 and served as our chief executive officer for 27 years. His role in the formation and growth of the assisted living industry in the U.S.; his knowledge about all aspects of our business and our mission to champion the quality of life for seniors; and his vision, recognized leadership position and active involvement in the senior living industry led to the conclusion that he should continue to serve as one of our directors.

Lynn Krominga has served on our Board since September 2007. Ms. Krominga was appointed non-executive chair of the Board in March 2008. Effective as of November 1, 2008, when Mr. Klaassen assumed the position of non-executive chair, Ms. Krominga became the lead director. Ms. Krominga is a management consultant and an attorney. Since 1999, she has served as president of Meadowcroft Management LLC (formerly Krominga Holdings LLC), which provides consulting services to private equity and venture capital firms and to start-up and early stage technology companies. In this capacity, she held several board and management roles, including chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express and at Cleary, Gottlieb, Steen & Hamilton. Since October 2006, Ms. Krominga has served on the board of directors, audit committee and compensation committee of Avis Budget Group, Inc., one of the world’s largest vehicle rental companies. In April 2010, she was appointed a director of Neogenix Oncology, Inc., a development stage biotechnology company focused on developing and commercializing therapeutic and diagnostic products for the early detection and treatment of various cancers, and serves on its audit committee and nominating and governance committee.

Ms. Krominga has held an important leadership role on our Board, serving as non-executive chair and then as lead director, during a time of significant governance enhancements and management changes in our company. Her extensive experience with us, and on other public, private and not-for-profit boards of directors, concentrating on audit committee and compensation committee experience; her broad legal experience which includes extensive knowledge of corporate governance and regulatory issues; her many years of management and transactional experience both domestic and international; and her supervision of financial officers in previous senior executive positions held by her, led to the conclusion that she should continue to serve as one of our directors.

William G. Little has served on our Board since 2004. He is president and chief executive officer of Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1971. He is also a past chairman of the board of the U.S. Chamber of Commerce and currently serves as the chairman of The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the U.S. Chamber of Commerce. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance.

Mr. Little’s managerial and leadership experience developed during his 40-year career at Quam-Nichols Company where he is chief executive officer; his leadership role in the U.S. Chamber of Commerce Foundation; and his active role in our Board matters, including service on the Special Committee of our Board during our accounting restatement, led to the conclusion that he should continue to serve as one of our directors.

Mark S. Ordan has served on our Board since July 2008. He became our chief investment and administrative officer in March 2008. On November 1, 2008, he became our chief executive officer. From October 2006 until May 2007, Mr. Ordan served as chief executive officer and president of The Mills Corporation (“Mills”), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers. Mills was acquired by Simon Property Group and Farallon Capital in May 2007. Mr. Ordan served as a director of Mills from December 2006 until May 2007 and as Mills’ chief operating officer from March 2006 to October 2006. From 2001 through 2006, Mr. Ordan served as the non-executive chairman of the board of trustees of Federal Realty Investment Trust (“Federal”), an equity real estate investment trust specializing in the ownership, management, development and redevelopment of high-quality retail and mixed-use properties. Until his resignation in October 2006, Mr. Ordan was a member of the board of trustees of Federal for 11 years. From December 2003 to February 2006, Mr. Ordan was chief executive officer of Sutton Place Group, LLC, a gourmet food store chain operating under the names Balducci’s and High Noon. From 1999 to 2003, Mr. Ordan was chairman and chief executive officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners). From 1996 until 1999, Mr. Ordan was chief executive officer of Chartwell Health Management Inc., a health benefits brokerage firm, and from 1989 until 1996, he served as chairman, president and chief executive officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain that was acquired by Whole Foods Market in 1996. Prior to that time, he worked in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan currently serves on the board of trustees of Vassar College.

Mr. Ordan’s management and leadership experience as chief executive officer of several public and private companies; his knowledge and experience regarding real estate financings, acquisitions and dispositions, joint ventures and corporate and debt restructurings; his director experience in public and private companies; and his service as our chief executive officer led to the conclusion that he should continue to serve as one of our directors.

EXECUTIVE OFFICERS

The name, age and position(s) held by each of our present executive officers are set forth in the table below.

Name	Age(1)	Position(s) Held
Mark S. Ordan	52	Chief Executive Officer and Director
D. Gregory Neeb	44	Chief Investment and Administrative Officer
C. Marc Richards	41	Chief Financial Officer
David Haddock	42	General Counsel and Secretary
Laura A. McDuffie	44	Head of Operations

(1)	Age as of March 15, 2012.

Biographical information concerning Mr. Ordan is set forth above under “Election of Directors –Biographical and Other Information.” Biographical information concerning each of our other executive officers is set forth below.

D. Gregory Neeb joined us in April 2008 as our senior vice president – capital markets and investments. In December 2008, he became our chief investment officer and effective October 1, 2010 he became our chief investment and administrative officer. From 2001 until Mills was acquired by Simon Property Group and Farallon Capital in May 2007, he served as the chief investment officer of Mills, where he was responsible for investments, acquisitions, dispositions and capital markets. From 1995 to 2001, he served in various positions at Mills, including senior vice president and treasurer. From 1989 to 1994, he worked as a manager for Kenneth Leventhal & Company, a real estate accounting and consulting firm, serving real estate and related companies.

C. Marc Richards joined us in July 2009 as our chief accounting officer. He became our chief financial officer on March 11, 2011. From November 2007 to July 2009, he was a vice president of JE Robert Companies and functioned as the controller for JER Investors Trust, a publicly traded real estate investment trust (“REIT”) that invests in real estate loans, commercial mortgage backed securities and other structured finance products. While serving in this capacity, Mr. Richards supervised the accounting and financial reporting functions, Sarbanes-Oxley Act compliance and REIT tax compliance of JER Investors Trust. From May 2006 to October 2007, Mr. Richards

served as vice president and corporate controller of Republic Property Trust, a publicly traded owner, operator and redeveloper of commercial office buildings in the Metropolitan D.C. area, which was acquired by Liberty Property Trust in August 2007. In this role, Mr. Richards supervised the accounting and financial reporting functions of Republic Property Trust. From July 1999 to May 2006, Mr. Richards served in a variety of accounting positions with increasing responsibilities at Mills. These positions included, among others, group vice president of corporate accounting (until May 2006) and vice president of corporate and property G/L accounting (2004-2006).

David Haddock joined us in July 2005 as our vice president and associate general counsel. He became our senior vice president and associate general counsel in July 2008, our senior vice president and deputy general counsel in July 2009 and our general counsel and secretary in October 2010. In these positions, Mr. Haddock has been actively involved with increasing levels of responsibility with respect to the legal aspects of joint ventures, debt restructurings and other transactional matters involving our company in addition to litigation, corporate governance and regulatory matters. Before joining us, from April 2003 to June 2005, Mr. Haddock was associated with the law firm of Baker Botts L.L.P., where he advised clients on corporate governance and federal securities law matters. From October 1999 to March 2001, Mr. Haddock was associate counsel at PSINet Inc., an internet service provider, where he had responsibility for the legal aspects of numerous technology company acquisition transactions in the U.S. and in foreign jurisdictions. From May 1998 to October 1999, he was U.S. counsel to Octagon Worldwide Inc, a sports marketing firm, and Lowe & Partners, its sister company in the advertising business, where he provided legal advice with respect to the acquisition of sports marketing or advertising firms and on employment, litigation and corporate governance matters. From September 1994 to October 1997, Mr. Haddock was associated with the law firm of Hogan Lovells US LLP (formerly Hogan & Hartson L.L.P.), where he practiced in the corporate and securities group in that firm.

Laura A. McDuffie joined us in October 2002 as an analyst in our acquisitions group. She was promoted to vice president in October 2005, to senior vice president and co-head of operations in January 2010 and to head of operations in February 2012. As senior vice president and co-head of operations, she oversaw operations for approximately 200 of our communities in North America and the United Kingdom. In her role as vice president, Ms. McDuffie participated in several significant acquisitions and recapitalizations and worked closely with the operations team and various capital partners. Prior to joining our company, Ms. McDuffie served in a number of accounting, real estate and merger and acquisition roles at Marriott Corp., a hospitality company, Cogent Communications, an internet service provider, and Nextel (Sprint) Communications, a telecommunications company. From May 2010 to December 2011, Ms. McDuffie served on the board of directors of the Assisted Living Federation of America, a trade association of senior living providers.

CORPORATE GOVERNANCE

Overview

Our Board of Directors is committed to the highest standards of corporate governance.

Important documents governing our corporate governance practices include the following:

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance, Compliance and Nominating Committee Charter; and

•	Code of Conduct and Integrity.

You can access these documents at www.sunriseseniorliving.com to learn more about our corporate governance practices. Any amendment to, or waiver of, a provision of our Code of Conduct and Integrity is posted on our website within the deadline that may be imposed by any applicable rule or government regulation.

Director Independence

Under our Corporate Governance Guidelines, the Governance, Compliance and Nominating Committee annually assesses and makes recommendations to the Board regarding director independence. For a director to be considered independent under NYSE rules, the Board must determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and our Corporate Governance Guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. Based upon the recommendation of the Governance, Compliance and Nominating Committee, the Board has determined that the following five directors meet the criteria for independence as set forth in the NYSE listing standards: Mses. Aeppel and Krominga and Messrs. Donohue, Harlan and Little.

Board Leadership Structure

The Board has separated the positions of chair and chief executive officer in the belief that this structure improves management’s accountability to the Board. Mr. Klaassen, our former chief executive officer, serves as non-executive chair of the Board, and Mr. Ordan serves as chief executive officer. The Board believes that having our former chief executive officer serve as non-executive chair of the Board is desirable because of his experience as a leader in the field of senior living and his familiarity with our business. In addition, the Board has established the position of lead director in order to continue to provide a designated leadership role for an independent director on Board matters. Currently, Ms. Krominga serves as lead director.

Non-Executive Chair

The specific responsibilities of the non-executive chair of the Board are as follows:

•	preside over Board meetings and meetings of stockholders;

•	provide input on the agenda for each Board meeting in accordance with our Corporate Governance Guidelines;

•	meet regularly with our chief executive officer to receive reports on our operations as compared to management’s business plan; and

•	perform such other duties of the non-executive chair of the Board as the Board may request from time to time.

Lead Director

The specific responsibilities of the lead director are as follows:

•	develop the agenda for each Board meeting, in consultation with appropriate members of management, the Board and committee chairs, in accordance with the Corporate Governance Guidelines;

•	preside over, and develop the agenda for, executive sessions of independent directors (to occur at least quarterly);

•

coordinate with management and oversee the distribution of information to directors to help ensure the quality, quantity and timeliness of the flow of information from management to the Board that is necessary for the Board to effectively and responsibly perform its duties and appropriately review and act on matters brought before it;

•

work with the chief executive officer to ensure effective communication with Board members on developments occurring between Board meetings, and serve as a Board point person for management in connection with urgent matters or developments requiring prompt attention;

•	recommend to the Board the retention of consultants who report directly to the Board on Board matters (other than Board committee consultants);

•	preside over Board meetings when the chair of the Board is not present;

•	serve as an ex-officio voting member of the Audit, Compensation and Governance, Compliance and Nominating Committees;

•	act as a principal liaison between the independent directors and management, recognizing that any independent director maintains the right to communicate directly with management on any matter;

•	meet regularly with the chief executive officer to receive reports on our operations as compared to management’s business plan; and

•	perform such other duties of the lead director as the Board may request from time to time.

Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing our company. Each quarter, our management team, led by our chief executive officer, chief investment and administrative officer and chief financial officer, presents to our Board a detailed description of the significant financial, operational, strategic and other risks faced by our company and management’s plan to mitigate and manage each risk in the context of our overall business strategy. Our Board also hears directly from each functional head and risk “owner” on their perspective of the actions needed and the progress made with respect to identified risks. Between meetings, Board members also have frequent contact with senior management on these matters.

The Audit Committee assists our Board in risk oversight by reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as part of its independent auditor and internal audit oversight, also reviews and discusses the effectiveness of our disclosure controls and internal control over financial reporting and the performance of the internal audit function.

The Compensation Committee oversees the design and administration of our company’s executive compensation programs to promote an environment which does not encourage unnecessary and excessive risk-taking.

The Governance, Compliance and Nominating Committee directs and monitors our internal compliance committee’s implementation of our corporate-wide compliance program, and oversees the periodic review and assessment of the effectiveness of our compliance program. The Governance, Compliance and Nominating Committee also evaluates the Board’s corporate governance guidelines and other Board and Board Committee processes.

Our Board receives periodic reports from each of these Board Committees on their activities.

Succession Planning

One of the primary duties of our Board of Directors is the oversight of the succession processes for our chief executive officer and other executive officers. The objective in this undertaking is to ensure that there is a continuity of qualified managers who have the ability to execute our company’s near-term and longer-term strategic plans. This also involves the development of a contingency plan that results from planned or unplanned departures of an executive officer.

The primary elements of our senior management succession plan include:

•	oversight of the company’s succession process by the non-management directors of our Board;

•	assessments of the qualities and leadership skills required to execute the company’s strategic plans, and the development of a target “profile” for the senior-most managers based on this evaluation;

•	periodic dialogue between the non-management directors of our Board and the chief executive officer regarding succession planning;

•	overseeing target time frames over which internal successions are expected to be executed;

•	developing an emergency succession plan in the event of an unexpected inability of our chief executive officer to perform his duties; and

•	if necessary, overseeing the retention of an executive search firm to identify external candidates.

Executive Sessions of Independent Directors

During 2011, the independent directors met in executive session without management four times. Ms. Krominga, the lead director, presides at these executive sessions.

Meetings of the Board of Directors and Committees of the Board; Board and Committee Meeting Attendance

During 2011, our Board of Directors held four regular meetings and five special meetings, the Audit Committee held seven meetings, the Compensation Committee held six meetings and the Governance, Compliance and Nominating Committee held four meetings.

All of our directors attended at least 75% of the aggregate of (a) the total number of meetings held by our Board and (b) the total number of meetings held by all committees of the Board on which the director served.

Standing Board Committees

We currently have the following standing Board committees: Audit Committee, Compensation Committee and Governance, Compliance and Nominating Committee. Each of these committees is composed entirely of independent directors and has authority to obtain assistance and advice from internal or outside legal counsel or other advisors.

The following table sets forth the present membership of these committees.

Director	Audit Committee	Compensation Committee	Governance, Compliance and Nominating Committee

Glyn F. Aeppel	X	Chair
Thomas J. Donohue			X
Stephen D. Harlan	Chair		X
Lynn Krominga	X	X	X
William G. Little	X	X	Chair

Audit Committee

The Audit Committee is appointed by the Board to assist in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditor. The Audit Committee’s responsibilities include:

•	directly appointing, compensating, retaining and overseeing the work of the registered independent public accounting firm engaged by us, which firm reports directly to the Audit Committee;

•	reviewing and discussing with both the independent auditor and management the adequacy and effectiveness of our disclosure controls and internal controls over financial reporting;

•	reviewing periodically corporate performance against management’s strategic and business plans;

•

reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures; assist the Board in fulfilling its oversight responsibilities regarding our policies and processes with respect to risk assessment and risk management, including any significant non-financial risk exposures; and reviewing our annual disclosures concerning the role of the Board in risk oversight of our company, such as how the Board administers its oversight function;

•	reviewing and approving the appointment and/or replacement of the chief audit executive, who has a direct reporting line to the Audit Committee;

•

meeting quarterly in separate executive sessions with our chief executive officer, chief financial officer, chief audit executive, general counsel, independent auditor and any other members of management as the Audit Committee deems appropriate, to provide a forum in which concerns and issues can be candidly raised; and

•	receiving reports from our chief financial officer on the matters that were discussed at each meeting of our Disclosure Committee, which consists of members of management.

Pursuant to the Audit Committee’s Charter, all members of the Audit Committee must meet the independence requirements applicable to audit committee members under NYSE rules. Each member of the Audit Committee must also be financially literate as determined under NYSE rules. The Board has determined that each member of the Audit Committee satisfies these requirements. At least one member of the Audit Committee also must have accounting or financial management expertise as determined under NYSE rules. Under the NYSE rules, a board may presume that an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the “SEC”) has accounting or related financial management expertise. Our Board of Directors has determined that Mr. Harlan qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. In making this determination with respect to Mr. Harlan, the Board considered, among other things, his 33-year tenure with KPMG Peat Marwick, including five years as Vice Chairman of the firm responsible for its international business and twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. All members of the Audit Committee have significant financial expertise.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of our chief executive officer and other executive officers, and to administer and implement our incentive-compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has overall responsibility for evaluating and proposing compensation plans, programs and policies for our chief executive officer and other executive officers. The Compensation Committee’s responsibilities include:

•

reviewing and approving for our chief executive officer and our other executive officers: (a) annual base salary and bonus, (b) any long-term incentive compensation, (c) any employment agreements, severance arrangements and change in control and similar agreements, (d) any amendments to the foregoing agreements and (e) any perquisites, special or supplemental benefits; and

•

administering and implementing our incentive compensation plans and equity-based plans that are subject to Board approval in which directors, our chief executive officer, other executive officers and other employees may participate, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

In setting compensation for our executive officers (other than our chief executive officer), the Compensation Committee considers the recommendations of our chief executive officer.

Engagement of Compensation Consultant. In the third quarter of 2009, the Compensation Committee directly engaged Hay Group to act as the Compensation Committee’s new compensation consultant. During 2011, as part of its annual service to the Compensation Committee, Hay Group assisted with the design of the performance metrics for determining 2011 annual incentive bonuses for our named executive officers; assisted with the design of the performance units granted to our named executive officers in 2011 and performed a competitive pay analysis with respect to such awards; and performed a competitive pay analysis with respect to the compensation paid to our named executive officers in comparison to similarly titled officers at our peer group companies. Hay Group also surveyed market practices and assisted in the design of the stock ownership guidelines we adopted for our executive officers and non-employee directors. The fees paid to Hay Group for services to us (not involving the amount or form of executive and director compensation) did not exceed $120,000 in the aggregate during 2011.

Governance, Compliance and Nominating Committee

The Governance, Compliance and Nominating Committee is appointed by the Board to (1) assist the Board in fulfilling its oversight responsibilities relating to our compliance with applicable laws, regulations and standards, sound ethical standards and ethics programs and policies as established by management and the Board; (2) provide oversight of the company-wide compliance program; (3) review and approve related party transactions; (4) oversee the evaluation of the Board’s governance process and the evaluation of the Board and management; (5) assist the Board by identifying individuals qualified to become Board members to fill a Board vacancy or a newly-created directorship resulting from an increase in the authorized number of directors and by recommending to the Board the director nominees for the next annual meeting of stockholders; and (6) recommend to the Board the director nominees for each Board committee. The Governance, Compliance and Nominating Committee’s responsibilities include:

•

directing and monitoring our internal compliance committee’s implementation of a corporate-wide compliance program, and overseeing the periodic review and assessment of the effectiveness of our compliance program and recommending improvements where appropriate;

•	reviewing and approving the appointment of our chief compliance officer, who reports directly to the Governance, Compliance and Nominating Committee;

•	reviewing all proposed related party transactions and annually reviewing all existing related party transactions;

•	overseeing the annual evaluation of management, including the evaluation of our chief executive officer;

•

annually, or more frequently as may be deemed appropriate, recommending to the Board compensation for those directors who are not also salaried officers, for the lead director and the non-executive chair of the Board and for members and chairs of Board committees;

•	evaluating the governance processes and performance of the Board and its committees;

•	periodically reporting to the Board regarding the implementation and efficacy of our corporate-wide compliance program;

•

evaluating the qualifications of potential candidates for director, including any nominees submitted by stockholders in accordance with our Bylaws, and recommending to the Board the director nominees for the next annual meeting of stockholders or any special meeting of the stockholders and any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors;

•

annually recommending to the Board director nominees for each Board committee, taking into account the membership requirements set forth in the Board committee charters, as well as the listing standards of the NYSE;

•	annually assessing and making recommendations to the Board regarding the directors’ qualifications as independent; and

•	overseeing our director orientation program and continuing director education requirements.

Limitation on Outside Board Service

The Board recognizes the substantial time demands placed on directors, and does not believe that it is possible to serve effectively on our Board and serve as a director of numerous other boards. Effective March 2008, the Board limited service by then existing and new directors on public company boards to a total of four, including service on our Board. As of the 2012 annual meeting, the Board has limited service by all directors on public company boards to a total of three, including service on our Board.

Code of Conduct and Integrity

Our Code of Conduct and Integrity, which is applicable to all employees, officers and directors, focuses on inspiring individuals to uphold high standards and provides clear guidelines on what to do, what is and what is not acceptable, and when and where to seek guidance; emphasizes the availability of the existing anonymous Hotline that individuals can use to identify and report questionable activity and the obligation of each employee, officer and director to raise concerns and issues; explicitly assures non-retaliation for reports of questionable conduct; provides specific examples of scenario based vignettes involving risk areas to us and practical questions and answers to help employees, officers and directors and other stakeholders understand key concepts; and specifies the consequences for non-adherence.

Director Nomination Process

Our Board has adopted a policy regarding the qualification and nomination of director candidates. Consistent with this policy, in considering potential director candidates, the Governance, Compliance and Nominating Committee requires, among other things, that a candidate have an ability to exercise sound judgment, an ability to make independent analytical inquiries and a willingness to devote adequate time to diligently perform Board duties. In making recommendations to the full Board of nominees for election as directors, the Governance, Compliance and Nominating Committee also takes into account, among other things, whether a person possesses specific skills, knowledge or perspective relevant to our business, has demonstrated broad business judgment and leadership and has relevant specific industry or regulatory affairs knowledge, business creativity and vision. Under the Board adopted policy, the Governance, Compliance and Nominating Committee also takes into account the importance of a diversified Board membership, in terms of their various experiences, areas of expertise and other characteristics of the individuals involved. During 2007 and 2008, four new independent directors were added to the Board. All four of the new independent directors had diverse industry and managerial backgrounds and experience. Two of the independent directors are women. One of the new independent directors chose not to seek re-election in 2010 as a result of his decision to curtail his business and board activities.

Under our Corporate Governance Guidelines, the Governance, Compliance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the skills and characteristics required of Board members in the context of the current composition of the Board. Nominees for director are identified by the Governance, Compliance and Nominating Committee based on input received from a number of sources, which from time to time may include, among others, members of the Board and stockholders. The Governance, Compliance and Nominating Committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Each candidate is then evaluated by the Governance, Compliance and Nominating Committee in light of his or her qualifications and credentials, and any additional factors that the Governance, Compliance and Nominating Committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications. As part of the Governance, Compliance and Nominating Committee’s annual evaluation of the Board’s governance processes, each director annually conducts a self-assessment of his or her own performance and these self-assessments are reviewed by the Governance, Compliance and Nominating Committee.

The Governance, Compliance and Nominating Committee will consider written proposals from stockholders for candidates to be nominees for director positions. Any such proposals should be submitted to the Governance, Compliance and Nominating Committee, c/o Secretary, Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, VA 22102. All candidates submitted by stockholders for consideration by the Governance, Compliance and Nominating Committee are evaluated in the same manner as other director candidates, provided that the appropriate procedures for their recommendation have been followed. Under its charter, the Governance, Compliance and Nominating Committee is required to evaluate the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the provisions of our Bylaws, consistent with the criteria approved by the Board.

Under our Bylaws, for nominations of persons for election to the Board to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Secretary at our principal executive offices within the time frame specified in our Bylaws. See “Stockholder Proposals for 2013 Annual Meeting” below for information on the time frame applicable to the 2013 annual meeting of stockholders. In addition, our Bylaws require certain additional disclosures regarding the stockholders making nominations, including disclosure of all ownership interests (including derivative interests) and rights to vote any shares of any of our securities and disclosure regarding the director nominee, including a description of any compensation, agreements, arrangements and understandings between the proposing stockholder and the nominee. The Bylaws also require the director nominee to furnish a signed nominee questionnaire and the written representation and agreement provided for in the Bylaws specifying, among other things, that the director nominee is not and will not become a party to any agreements, arrangements, or understandings that have not been disclosed to us as to how, if elected, the director nominee will vote as a director.

Communications with our Board of Directors

Stockholders and other interested parties who want to communicate with our Board, our non-management directors, our independent directors or any individual director, including our lead director, may write to:

Sunrise Senior Living, Inc.

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

Attention: Lead Director

Copy to: General Counsel

Attendance at Annual Stockholder Meetings by Directors

We encourage members of the Board to attend the annual stockholder meeting. All of our directors attended the 2011 annual meeting.

2011 Director Compensation

For 2011, our non-employee directors received the following annual Board fees. These fees are paid on a calendar-year basis, quarterly in advance. No separate meeting attendance fees are paid for attending meetings of Board committees.

Board Retainer	$150,000	(1)
Committee Chair Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for Serving on Audit Committee (other than the Committee Chair)	$10,000
Lead Director Fee	$50,000
Non-Executive Chair of the Board Fee	$100,000

(1)	For 2011, the annual Board retainer was paid 50% in cash and 50% in the form of a grant of 11,980 restricted stock units to each of our non-employee directors. The grant was made on January 4, 2011 under our 2008 Omnibus Incentive Plan, as amended. The restricted stock units represent the right to receive an equivalent number of shares of our common stock and had a value on the date of grant of $74,995 based on the closing price of our common stock on January 4, 2011 of $6.26 per share. The restricted stock units vested in four equal quarterly installments on January 4, 2011, April 1, 2011, July 1, 2011 and October 1, 2011. Mses. Aeppel’s and Krominga’s vested shares were delivered in January 2012. For Messrs. Donohue, Harlan, Klaassen and Little, who each elected to defer delivery of their vested shares, their vested shares will be delivered within three days after they cease to be directors.

In addition, all non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the Board or Board committees.

Mr. Ordan does not receive fees for serving on our Board. For information regarding 2011 compensation paid to Mr. Ordan in his role as our chief executive officer, refer to the Summary Compensation Table.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Glyn F. Aeppel	$100,000	$74,995	$—	$—	$—	$—	$174,995
Thomas J. Donohue	75,000	74,995	—	—	—	—	149,995
Stephen D. Harlan	100,000	74,995	—	—	—	—	174,995
Paul J. Klaassen	175,000	74,995	—	—	—	—	249,995
Lynn Krominga	135,000	74,995	—	—	—	—	209,995
William G. Little	85,000	74,995	—	—	—	—	159,995

(1)	This column includes the grant date fair value computed in accordance with the FASB Accounting Standards Codification Stock Compensation Topic of the 11,980 restricted stock units granted to each of the non-employee directors on January 4, 2011. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 1, 2012. As of December 31, 2011, each of the non-employee directors held 11,980 fully vested restricted stock units.
(2)	As of December 31, 2011, the outstanding options held by each non-employee director, all of which were granted in prior periods and are fully vested, were as follows:

Glyn F. Aeppel	—
Thomas J. Donohue	118,000
Stephen D. Harlan	—
Paul J. Klaassen	—
Lynn Krominga	—
William G. Little	40,000

Director Stock Ownership Guidelines

On November 2, 2011, we established stock ownership guidelines for our non-employee directors to further align their interests with those of our stockholders. Under these stock ownership guidelines, each non-employee director must beneficially own within three years a number of shares of our common stock with a fair market value equal to or in excess of three times his or her annual Board cash retainer (currently, 3 x $75,000, or $225,000, for each non-employee director). Shares owned outright or held in a deferred compensation account and unvested time-vested restricted units count toward satisfaction of the ownership requirements under the guidelines. Each non-employee director must hold 50% of net shares (shares left after the payment of any taxes) until the guidelines are met. As of November 2, 2011, the effective date of the guidelines, Messrs. Klaassen, Donohue and Little exceeded these stock ownership requirements and the holdings of Mses. Aeppel and Krominga and Mr. Harlan were at 28%, 28% and 51%, respectively, of the guideline levels.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, objectives and policies for 2011 with respect to the following current and former executive officers, who we refer to collectively as our “named executive officers:”

Current Executive Officers Included Among 2011 Named Executive Officers	Former Executive Officer Included Among 2011 Named Executive Officers

• Mark S. Ordan, Chief Executive Officer and Director • C. Marc Richards, Chief Financial Officer (2)	• Julie A. Pangelinan, Former Chief Financial Officer (1)
• D. Gregory Neeb, Chief Investment and Administrative Officer
• David Haddock, General Counsel and Secretary

(1)	Ms. Pangelinan’s employment terminated on March 11, 2011.
(2)	Mr. Richards became our new chief financial officer on March 11, 2011. He previously served as our chief accounting officer.

The CD&A also outlines the structure and rationale for each element of the named executive officers’ compensation, and provides context for the amounts disclosed in the compensation tables included elsewhere in this proxy statement.

Executive Summary

Compensation Philosophy and Objectives

The guiding principle of our compensation philosophy is that compensation realized by our executives should generally reflect each executive’s individual skills and experience, as well as our overall performance against our business plan and changes in stockholder value.

The key objectives of our executive compensation program include:

•	linking compensation opportunity to achievement of our short- and long-term financial and strategic goals;

•	strengthening the alignment of interest between management and stockholders by tying certain elements of compensation realized directly to changes in stockholder value;

•	attracting and retaining highly skilled executives who are committed to fulfilling our mission to champion quality of life for all seniors;

•	maximizing the financial efficiency of the overall executive compensation program from a tax, accounting, dilution and cash flow perspective; and

•	ensuring compliance with high standards of corporate governance.

Management Accomplishments, Company Progress and Impact on Executive Compensation

As indicated above, the guiding principles of our compensation philosophy dictate that executive pay should be linked closely to the company’s financial performance. However, the key objectives of our compensation program also recognize that compensation must reflect the executives’ skills and experience and the attraction and retention of highly skilled executives.

During our company’s critical period since late 2008, it has been especially important to attract and retain our key executives, who possess the skill, knowledge and track record necessary to achieve turnaround success. Our executive compensation levels and structure for 2011 reflect these considerations, as well as the evolution of the incentive based portion of our executive compensation package to a more objective and formulaic performance-based program, which has been made possible by our company’s continued financial progress.

Our current management team began forming just over three years ago. In March 2008 and April 2008, the Board of Directors brought in Mr. Ordan and Mr. Neeb, respectively. The Board added Mr. Ordan to our management team based on his leadership capabilities and his extensive experience in serving as chief executive officer of public and private companies, and Mr. Neeb based on his extensive real estate and capital markets expertise. Both these individuals also had recent experience in successfully managing a complex, multi-year workout of a multi-site, real estate based service organization.

Mr. Ordan was named our chief executive officer in November 2008. At that time, our company’s shares were trading at below $1.00 per share (low of $0.27 per share on November 21, 2008), its credit was frozen, its bank lenders were seeking full repayment of amounts outstanding under our credit facility, the company was in default on a significant amount of other indebtedness and there was substantial doubt about its ability to continue as a going concern.

Since late 2008, our management team, under the leadership of Messrs. Ordan and Neeb, has been successfully addressing our company’s numerous financial and operational challenges and restoring the company’s health. Under our management team, we have extended, restructured or repaid a significant amount of debt, obtained a new senior credit facility, restructured numerous joint ventures, generated liquidity through asset sales and other transactions, implemented aggressive plans to reduce general and administrative expense, including significant headcount reductions, improved core operations and divested or eliminated non-core operations. The improvement in our financial position has also resulted in removal of the “going concern” qualification with respect to our consolidated financial statements for 2010 and 2011.

In light of the progress made by Messrs. Ordan and Neeb in turning our company around, in late 2010 and early 2011, we amended and extended their employment agreements in order to best ensure that we would have their continued services for at least the next two years. Both individuals (and only these individuals) received re-signing bonuses and re-signing options because the Compensation Committee believed their ongoing tenure to be critical to our company, which had never before experienced a complete senior management change or the possibility that the company might not be able to continue as a going concern. In offering these arrangements, both individuals’ performance had been reviewed by our Board and the Compensation Committee, with the advice of the Compensation Committee’s independent consultant, Hay Group. In addition to normal metrics and performance trends, the Compensation Committee considered the unique and significant workout and restructuring imperatives our company has faced in the past three years and continues to face in 2012 and the importance of Messrs. Ordan and Neeb to the company in its continued efforts to successfully address these challenges.

During 2011, we continued to make progress in meeting our financial and operational challenges under the leadership of Mr. Ordan and our other named executive officers. In 2011, we had strong performance in a number of our operating metrics, including occupancy and average daily revenue. In addition, in 2011, through a series of well executed transactions, our management team aggressively recapitalized our most significant ventures and greatly enhanced our company’s net asset value. These transactions removed lender defaults and partner termination rights, stabilized our management contracts with new long-term provisions, provided the company with buy-out rights so that we can own more of the best senior living assets in the industry and created a borrowing base to secure our new line of credit. Specifically,

Venture Transactions with CNL Lifestyle Properties, Inc.

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in January 2011, we contributed our 10% ownership interest in an existing venture in exchange for a 40% ownership interest in a new venture organized to own the same portfolio of 29 communities that we continue to manage. We also have an option to acquire our joint venture partner’s interest in this venture in future years;

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in August 2011, we and our venture partner in a portfolio of six communities transferred ownership of the portfolio to a new joint venture owned 70% by our partner and 30% by us. In addition, the new venture modified the existing mortgage loan in the amount of $133.2 million to provide for, among other things, (i) pay down of the loan by approximately $28.7 million and (ii) an extension of the maturity date of the loan to April 2014 which may be extended by two additional years under certain conditions. We also have an option to acquire our joint venture partner’s interests in this venture in future years; and

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in October 2011, we closed the purchase and sale of our partner’s 80% ownership interest in a joint venture that owned seven senior living facilities to a new joint venture owned approximately 68% by our new venture partner and approximately 32% by us. In connection with the transaction, we transferred our interest in the previous joint venture valued at approximately $16.7 million and our new partner contributed approximately $35.4 million. The purchase was also funded by $120.0 million of new debt financing in the venture. We also have an option to acquire our joint venture partner’s interest in this venture in future years.

Junior Subordinated Convertible Notes

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in April 2011, we issued $86.25 million in aggregate principal amount of our 5.00% junior subordinated convertible notes due 2041 in a private offering. We received net proceeds of approximately $83.7 million, which was used to purchase an additional 80% interest in a venture as described under “AL US Acquisition” below, to pay down debt and for working capital purposes;

AL US Acquisition

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in June 2011, we acquired a venture partner’s 80% interest in a 15 community portfolio which we continue to manage, which resulted in the assets, liabilities and operating results of the venture being consolidated into our financial statements. In connection with this transaction, we assumed $364.8 million of debt. Immediately following the closing of the transaction, we entered into an amendment to the loan and paid down the principal balance by $25.0 million;

New Senior Revolving Line of Credit

•	in June 2011, we secured a new $50 million senior revolving line of credit, which replaced our old bank credit facility under which we were not permitted to borrow any additional funds;

Lease Extensions

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in December 2011, we entered into an agreement that allows us to extend the lease terms of four leased facilities for five years (from December 31, 2013 to December 31, 2018). This transaction will allow us to retain the leased facility cash flows for these four leased facilities for an additional five years until December 31, 2018;

Liquidating Trust Asset Sales

•	during 2011, we sold six assets in the liquidating trust and reduced our Germany restructuring obligations by $11.3 million; and

Further Reductions in Annual Recurring General and Administrative Expense

•	during 2011, we further reduced our annual recurring general and administrative expense by eliminating 69 positions.

This performance corresponded with outstanding 1-year and 3-year total shareholder return as of the end of 2011, as discussed under “1-Year and 3-Year Total Shareholder Return” below.

In light of the progress we have made and our increased financial stability, our compensation programs continued to evolve in 2011 to a more numerical performance-based program for annual incentive bonus and equity awards made to our named executive officers.

2011 Say-on-Pay Vote

In the 2011 “say-on-pay” advisory vote on the compensation paid to our named executive officers for 2010, we obtained the approval of approximately 68% of the votes cast by our stockholders on this proposal, excluding abstensions, which was more than the majority vote required to approve the proposal. While we received a favorable vote on this proposal, we note that approximately one-third of the shares that were voted on this proposal voted against approving the compensation paid to our named executive officers for 2010.

Two proxy advisory firms, who recommended a vote against approval of our executive compensation for 2010, expressed the following concerns with our 2010 executive compensation, among others:

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The design of our 2010 annual incentive bonus plan for our executives, for which specific performance targets were not established, was not considered sufficiently performance-based. The Compensation Committee had based 2010 annual incentive bonuses for our named executive officers on achievement of more subjective company and individual performance factors rather than achievement of specific numeric performance targets because of our company’s continuing balance sheet restructuring activities, which resulted in material non-recurring gains and charges and made it difficult to predict financial results. Even though these company and individual performance metrics did not contain specific numerical targets, the Compensation Committee used a rigorous process to determine 2010 bonuses based on the performance goals that were chosen to reflect each executive’s individual contribution to specific financial and operational challenges faced by us. Many of these goals related to cash management, building talent within the organization and other factors to increase the strength and stability of our company.

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Mr. Ordan’s total compensation for 2010 was significantly higher than the median total compensation for CEOs of companies in the peer group selected by the proxy advisory firms. This resulted from including Mr. Ordan’s $3 million re-signing bonus and retention stock option to purchase 1,000,000 shares of our common stock as 2010 compensation. The Compensation Committee determined that the continued services of Mr. Ordan were critical to the company’s success and noted the confidence he had generated among the Board, employees and stockholders. The Compensation Committee considered that this retention compensation had a multi-year value linked to Mr. Ordan’s successful leadership in the preceding two years and the vital importance of retaining his services for at least the following two years. Therefore, the Compensation Committee did not believe that these components of Mr. Ordan’s compensation related solely to 2010, and excluding such retention compensation, his compensation for 2010 would have been closer to the median CEO compensation levels of the peer groups selected by the proxy advisory firms.

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Overall executive pay was not considered sufficiently linked to the company’s performance; executive pay was weighted too heavily towards cash bonuses; and 2010 equity awards were not performance-based, but rather involved only time-based vesting. To some degree, all of these concerns related to the absence of quantitative performance factors in our incentive compensation programs. As described above, the

Compensation Committee chose not to base executive incentive compensation on specific numerical performance targets in light of the difficulty in predicting our company’s financial results. Further, because the advisory firms characterized Mr. Ordan’s 2010 re-signing bonus and re-signing options as strictly 2010 compensation, these arrangements caused executive compensation to be weighted more heavily towards cash compensation and equity compensation with time-based vesting. As described above, the Compensation Committee nevertheless viewed these retention arrangements as critical to our company’s continued successful turnaround.

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The absence of disclosed stock ownership guidelines for executive officers and non-employee directors was noted. The Compensation Committee had been considering different structures for ownership guidelines throughout 2011 and formally adopted these guidelines in November 2011 as further described below.

We also received feedback from certain of our institutional investors who voted their shares against the approval of our executive compensation at our 2011 annual meeting. The investors cited some of the same concerns as expressed by the proxy advisory firms.

The Compensation Committee will consider the results of each say-on-pay vote and all stockholder feedback in connection with future compensation decisions made by it. At the time of the say-on-pay vote in May 2011, the Compensation Committee had already completed much of the process of evaluating the appropriate structure of our company’s incentive compensation arrangements for 2011. In this regard, on May 5, 2011, the Compensation Committee adopted the 2011 annual incentive bonus plan for our named executive officers, as well as the framework for the adjusted EBITDA-based equity awards to be made to our named executive officers, and on June 1, 2011 the Compensation Committee granted such equity awards. Due to the company’s then ongoing restructuring efforts, which made it more difficult to predict future results, the Compensation Committee did not believe it was feasible to establish the specific performance targets for these plans until May 2011. In addition, in October 2011, management retained Towers Watson to assist with executive compensation issues and plan design going forward. We believe our company’s executive compensation structure for 2011, which is more heavily weighted toward performance-based compensation, addresses the concerns expressed by the advisory firms and institutional investors relating to performance-based compensation.

During late 2011 and early 2012, we commenced an outreach program with several of our institutional stockholders to solicit their views on our executive compensation. These discussions, which included our chief executive officer and/or our Compensation Committee chair and such stockholders, have included topics such as executive compensation, equity grants, annual incentive plan and talent management.

2011 Executive Compensation Program

In structuring executive compensation for 2011, the Compensation Committee determined that our company’s current financial situation would allow it to more closely tie the structure of the 2011 annual incentive bonus plan and equity awards for our named executive officers to the achievement of specific numeric performance-based targets, as described below, in order to enhance the linkage between pay and performance. In general, our compensation programs for our named executive officers in 2011 demonstrate the evolution of our executive compensation programs toward a more objective performance-based structure.

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Annual incentive bonus plan metrics. In order to tie 2011 annual incentive bonus awards for our named executive officers more closely to the achievement of performance-based financial metrics, the Compensation Committee made our annual incentive bonus plan for our named executive officers in 2011 more formula-based and objective. Annual incentive bonus awards for our named executive officers for 2011 were triggered by the achievement of a company-wide “adjusted EBITDA” financial performance metric at threshold, target or maximum, subject to a discretionary adjustment factor that could increase or decrease payouts. The Compensation Committee believes that the performance metrics that were chosen for 2011 are drivers of shareholder value. The discretionary adjustment factors – which could increase an executive’s payout by up to 25% or decrease an executive’s payout by up to 100% – are linked to the company’s ability to achieve other critical elements in our business plan and our mission. See the section captioned “Components of 2011 Executive Compensation – Annual Incentive Bonuses “ beginning on page 31 below for more detailed information regarding the 2011 annual incentive bonus plan and the 2011 annual incentive bonuses that were paid to our named executive officers under this plan.

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Grants of 100% formulaic performance-based equity awards with three-year cliff vesting. The equity component of the compensation packages of our named executive officers for 2011 consisted of 100% formulaic performance-based equity grants with three-year cliff vesting (excluding the one-time promotion and re-signing equity awards made to Messrs. Richards and Neeb, respectively). In June 2011, we made grants of performance units to our named executive officers covering 2011-2013. These awards are based on achievement of adjusted EBITDA targets for each year (with the 2011 adjusted EBITDA targets the same as under the 2011 annual incentive bonus plan and the 2012 and 2013 adjusted EBITDA targets to be fixed within the first 90 days of those years) and are further subject to three-year cliff vesting which further aligns the long-term interests of the executives with our stockholders. See “Components of 2011 Executive Compensation – 2011 Equity Awards – Long-Term Equity Incentive Plan Awards” on page 33 below for additional information.

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Adoption of stock ownership guidelines for our executive officers. In order to further align the interests of our stockholders and our executive officers, we adopted stock ownership guidelines for our executive officers after considering common approaches and recommended practices. The guidelines are described in greater detail under the section captioned “Stock Ownership Guidelines” on page 36 below. Under these guidelines, within five years our chief executive officer will be required to hold at least six times his base salary in company shares, our chief investment and administrative officer will be required to hold at least three times his base salary in company shares, and our other two named executive officers will be required to hold at least two times their base salary in company shares.

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Adoption of stock ownership guidelines for our non-employee directors. We also established stock ownership guidelines for non-employee members of our board of directors. Under these guidelines, which are described in greater detail under the section captioned “Corporate Governance – Director Stock Ownership Guidelines” on page 17 above, within three years each non-employee director is required to acquire and hold at least three times his or her annual cash retainer in company shares.

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Elimination of our sole golden parachute excise tax gross-up provision. In connection with the amendment and restatement of Mr. Neeb’s employment agreement, in January 2011 we eliminated the golden parachute excise tax gross up provision that was contained in his original employment agreement. Currently, none of the employment agreements with our named executive officers contain a golden parachute excise tax gross-up provision.

In addition to the changes summarized above, our existing executive compensation program adheres to sound corporate governance practices, including the following:

•	retention of an independent compensation consultant, Hay Group, directly engaged by the Compensation Committee to advise the committee on executive compensation matters;

•	a Compensation Committee comprised solely of independent directors which determines the compensation of our named executive officers;

•	very limited perquisites for our named executive officers;

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“double trigger” change of control severance benefits under our named executive officer employment agreements pursuant to which severance benefits only become payable in connection with a termination related to a change of control; and

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a clawback policy that enables the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets.

We believe that the changes summarized above, together with our existing corporate governance practices, have resulted in a strong executive compensation program for 2011.

1-Year and 3-Year Total Shareholder Return

Our 1-year and 3-year total shareholder return (“TSR”), measured by changes in stock price and any dividends, also has significantly outperformed market indices and our 2011 peer group companies, as reflected in the tables below.

1-Year Total Shareholder Return (as of 12/31/2011)

	Our 2011 Peer Group Companies	S&P 500	Russell 3000
75th Percentile	-11.2%	17.5%	15.0%
Median	-29.2%	0.3%	-4.3%
25th Percentile	-39.2%	-13.1%	-23.8%
Average	-27.7%	1.2%	3.0%
Our Company: 18.9%

3-Year Total Shareholder Return (as of 12/31/2011)

	Our 2011 Peer Group Companies	S&P 500	Russell 3000
75th Percentile	25.2%	29.1%	33.9%
Median	17.6%	17.3%	17.2%
25th Percentile	-3.4%	7.4%	2.6%
Average	13.5%	19.2%	22.0%
Our Company: 56.8%

Our 2011 peer group companies are identified under “Competitive Pay Analysis” below. For purposes of the above 1- and 3- year TSR analysis, we excluded Rehabcare Group, Inc. because it was acquired by Kindred Healthcare, Inc. in 2011.

The Compensation Committee has focused on the last three years instead of the longer 5-year formula because of the changing nature of our business and how the last three years is a more meaningful measure of our current management team’s performance.

Our Pay-for-Performance Alignment

Paying for performance is demonstrated when pay outcomes align with stockholder outcomes. The proxy advisory firms conduct their own analyses that seek to assess the degree of alignment between our company’s chief executive officer pay and our TSR performance. As part of this assessment, these firms typically include in their calculation of pay a grant date expense valuation of equity awards provided to the chief executive officer. These expense valuations reflect compensation cost rather than the amounts the chief executive officer actually will realize on such awards.

Another way of considering pay for performance is the alignment between TSR and “realizable pay.” Realizable pay reflects the actual value of compensation to executives based on actual stock price performance at the end of the performance period, rather than a compensation cost approach which is based on a theoretical value of what equity awards are worth when they are granted. In short, realizable pay represents the actual value that is created for an executive over a performance period. It includes actual base salaries paid, actual bonus payouts and the current “in-the-money” value of any equity awards granted over the study period (consisting of the net realizable value of stock options, time-vested restricted stock/units, and performance/time-vested restricted stock/units at target). Performance is defined as annualized TSR.

Using this lens, we examined our relative pay-for-performance alignment against our peer group companies, which we believe provides the best representation available of our talent market and our business challenges. The analysis measured our company against our peer group companies over the first two full years during which Mr. Ordan has served as our chief executive officer, i.e., 2009 and 2010. As the chart below shows, there was very strong alignment between our chief executive officer’s realizable pay and our relative stock performance, with both our chief executive officer’s realizable pay and our TSR in the top quartile. Our 2010 TSR of 88th percentile aligned with our 89th percentile ranking in realizable pay, while our 2-year TSR of the 74th percentile aligned with our chief executive officer’s 71st percentile ranking in realizable pay. We consider these results to reflect outstanding alignment between our stockholders’ total return and that of our chief executive officer.

At the time of the filing of our proxy statement, peer pay data for 2011 was not yet available for all of our peer group companies to assess our pay-for-performance in our most recent year. However, based on relative TSR information that was available for each of our peer group companies, our 2011 TSR ranked at the 94th percentile of our peer group companies, while our 2009-2011 TSR ranked at the 97th percentile.

We also look at the absolute relationship between our chief executive officer’s realizable pay and the TSR outcomes for our stockholders. The chart below shows our annual chief executive officer pay outcomes together with our indexed TSR for 2009, 2010 and 2011. Indexed TSR shows the change in value from a $100 investment in our company from the beginning of 2009. Note that the compensation for 2010 shows, as components of the chief executive officer’s realizable pay, both his annual realizable compensation, as well as his pay provided in the form of one-time awards made in conjunction with the extension of the employment term under his amended and restated employment agreement.

As the chart shows, the directional alignment of our chief executive officer’s pay is consistent with the increase in our TSR; our chief executive officer’s realizable pay has increased each year, while our TSR has improved at a higher rate.

2011 Pay Mix

Our 2011 pay mix for our current named executive officers consisted of:

•	annual base salary

•	a formulaic performance-based annual incentive bonus based on:

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100% formulaic equity awards based on achievement of adjusted EBITDA targets with 3-year cliff vesting (excluding the one-time promotion and re-signing equity awards made to Messrs. Richards and Neeb, respectively)

As a result of the structure of our annual incentive plan and the grant of performance-based equity awards, the pay mix for our current named executive officers for 2011 was more heavily weighted toward performance-based compensation than in prior years (nearly 80% and 60% of compensation is now performance-based for the CEO and all other NEOs, respectively), as illustrated below. We expect that executive compensation in 2012 and future years will continue to emphasize performance-based compensation. Pay mix reflects values as disclosed in the Summary Compensation Table, excluding All Other Compensation (which constituted less than 1% of total compensation) and one-time awards (including the promotion restricted stock award to Mr. Richards and the re-signing stock option award and bonus award to Mr. Neeb in connection with the amendment and restatement of his employment agreement, as described below).

Compensation Committee Process

Role of Compensation Consultant

Hay Group has acted as the Compensation Committee’s compensation consultant since the third quarter of 2009. During 2011, as part of its annual service to the Compensation Committee, Hay Group assisted with the design of the performance metrics for determining 2011 annual incentive bonuses for our named executive officers; assisted with the design of the performance units granted to our named executive officers in 2011 and performed a competitive pay analysis with respect to such awards; and performed a competitive pay analysis with respect to the compensation paid to our named executive officers in comparison to similarly titled officers at our peer group companies. Hay Group also surveyed market practices and assisted in the design of the stock ownership guidelines we adopted for our executive officers and non-employee directors.

Role of Chief Executive Officer

In setting the compensation for our named executive officers (other than the chief executive officer), the Compensation Committee considers the recommendations of the chief executive officer. The chief executive officer provides information relating to each named executive officer’s performance (including himself) to support the Compensation Committee’s decision-making on executive compensation.

Amendment and Restatement of Mr. Neeb’s Employment Agreement

As chief investment and administrative officer, Mr. Neeb has played a key role in our turnaround successes. Upon the recommendation of Mr. Ordan and in order to best ensure that we also would have Mr. Neeb’s continued services for at least the next two years, the Compensation Committee approved an amended and restated employment agreement with Mr. Neeb, effective as of January 25, 2011. This follows approval by the Compensation Committee of a similar amendment and restatement of Mr. Ordan’s employment agreement, effective December 1, 2010.

Pursuant to his amended and restated employment agreement, the initial term of Mr. Neeb’s employment under his original employment agreement was extended from January 21, 2012 to January 25, 2013. Thereafter, the agreement is extended for additional periods of one year unless either party otherwise provides notice to the other at least 120 days before the end of the next such period. In connection with the execution of his amended and restated employment agreement, Mr. Neeb received a cash re-signing bonus of $2 million and a grant of a ten-year option to purchase 500,000 shares of our common stock.

In consideration for the re-signing option and the re-signing bonus, Mr. Neeb’s amended and restated employment agreement prohibits him from resigning without “good reason” (as defined in his amended and restated employment agreement) prior to January 25, 2013 except with the express written consent of our Board of Directors. Any such resignation without the written consent of our Board of Directors is a breach of the amended and restated employment agreement which results in Mr. Neeb being required to repay his re-signing bonus, as well as giving us a contractual damages claim against Mr. Neeb and a contractual interference claim against any organization which encourages Mr. Neeb to leave us to work for it. Furthermore, due to the vesting conditions of Mr. Neeb’s re-signing option, a resignation by Mr. Neeb for other than good reason, with or without the written consent of our Board of Directors, would result in a forfeiture of either all, two-thirds or one-third of the re-signing option if the resignation is prior to the first, second or third anniversary of the January 25, 2011 grant date, respectively.

Mr. Neeb’s amended and restated employment agreement also eliminated the “golden parachute” excise tax gross-up provision that was included in his original employment agreement.

Mr. Neeb continues to play a significant role in the company’s turnaround, including playing a lead role in structuring and completing the transactions described in “Executive Summary — Management Accomplishments, Company Progress and Impact on Executive Compensation” above, managing our relations with our joint venture partners and overseeing the budget process, among other things.

Employment Agreements with our Other Named Executive Officers

The extended and initial terms of our employment agreements with Messrs. Ordan and Haddock will expire on December 1, 2012 and October 1, 2013, respectively. Thereafter, each employment agreement is extended for additional periods of one year, unless either we or the executive otherwise provides notice to the other at least 120 days prior to the end of the next such annual period.

Mr. Richards, who has served as our chief accounting officer since July 2009, became our new chief financial officer on March 11, 2011. In connection with his appointment, on January 31, 2011, the Compensation Committee approved an employment agreement for Mr. Richards, effective as of March 11, 2011. The initial term of Mr. Richards’ employment agreement ends on March 11, 2014. Thereafter, his employment agreement is extended for additional periods of one year, unless either party provides notice to the other at least 120 days prior to the end of the next such annual period.

Competitive Pay Analysis

Our peer group companies for 2011 consisted of the following 14 publicly traded long-term care/healthcare facility operators and real estate and lodging companies:

• Brookdale Senior Living, Inc.	• Kindred Healthcare, Inc.
• Emeritus Corporation	• Lifepoint Hospitals, Inc.
• Five Star Quality Care, Inc.	• National Healthcare Corporation
• Forest City Enterprises, Inc.	• Rehabcare Group, Inc.
• Gaylord Entertainment Company	• Skilled Healthcare Group
• Gentiva Health Services	• Sun Healthcare Group, Inc.
• HealthSouth Corporation	• Wyndham Worldwide Corporation

These are the same companies included in our 2010 peer group, except for Psychiatric Solutions, Inc. and Res-Care, Inc., which were removed from the 2011 peer group because both of those companies were acquired in 2010 and are no longer publicly traded. Given each peer company’s most recent fiscal year end financials, size and business focus, all 14 existing peer group companies are still considered appropriate to include for pay comparison purposes.

Our 2010 revenues were at the 50th percentile, 2010 net income was within the top quartile, and total assets as of December 31, 2010 and market capitalization as of most recent month-end were at the bottom quartile of our peer group.

In November 2011, Hay Group performed its annual review of the compensation paid to our current named executive officers compared to executives at our peer group companies based on the most recent compensation data then available. Hay Group conducts these annual reviews in order to assess the competitiveness of our executive compensation program. For purposes of its 2011 analysis, Hay Group used:

•	current base salaries;

•	current base salaries plus 2010 actual bonuses paid to represent “actual total cash compensation;”

•	current base salaries plus 2011 target bonus opportunities to represent “target total cash compensation;”

•	actual total cash compensation plus the value of equity awards granted in 2011 to represent “actual total direct compensation”; and

•	target total cash compensation plus the value of such equity awards to represent “target total direct compensation.”

These pay elements are intended to represent an executive’s annual compensation opportunity. Therefore, any special one-time incentives are excluded from peers for analysis purposes. Comparisons were based on titles of similarly situated officers at peer group companies, with the exception of our chief investment and administrative officer (Mr. Neeb) and our general counsel and secretary (Mr. Haddock), who were compared, respectively, to the third and fourth highest paid executive officer (other than the chief executive officer or the chief financial officer) in each peer group company.

Pay levels were deemed to fall within the competitive range if the pay levels were within +/- 15% of the median for our peer group companies.

Hay Group found for each of our executive officers that:

•	current base salaries were within the competitive range for Messrs. Ordan, Neeb and Haddock (89%, 92% and 90% of median, respectively) and below the competitive range for Mr. Richards (69% of median);

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actual total cash compensation was above the competitive range for Messrs. Ordan and Neeb (153% and 126% of median, respectively) and below the competitive range for Messrs. Richards and Haddock (50% and 74% of median, respectively); for Mr. Ordan, actual total compensation was calculated excluding the $3.0 million re-signing bonus he received in 2010 in connection with the amendment and restatement of his employment agreement;

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target total cash compensation was within the competitive range for Messrs. Ordan, Neeb and Haddock (105%, 103% and 106%, respectively) and below the competitive range for Mr. Richards (79% of median);

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actual total direct compensation was above the competitive range for Mr. Ordan (156% of median) and Mr. Neeb (296% of median taking into account the value of the re-signing stock option for 500,000 shares granted to him in connection with the amendment and restatement of his employment agreement and 113% excluding such value), above or below the competitive range for Mr. Richards (122% of median taking into account the value of the 100,000 shares of restricted stock granted to him in connection with his promotion to chief financial officer or 51% of median excluding the value of such shares) and below the competitive range for Mr. Haddock (81% of median); and

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target total direct compensation was within the competitive range for Mr. Ordan (97% of median), above or below the competitive range for Mr. Richards (133% of median taking into account the value of his 100,000 shares of restricted stock granted to him in connection with his promotion to chief financial officer or 62% of median excluding the value of such shares), above or within the competitive range for Mr. Neeb (275% of median taking into account the value of his re-signing stock option for 500,000 shares and 97% excluding such value) and within the competitive range for Mr. Haddock (89% of median).

As indicated above, the actual total cash compensation and total direct compensation for Messrs. Ordan and Neeb exceeded the competitive range for the period covered in Hay Group’s analysis, and Mr. Ordan’s one-time $3.0 million re-signing bonus was excluded from his competitive pay analysis. In making its compensation decisions regarding Mr. Ordan, the Compensation Committee, among other things, considered Mr. Ordan’s role in leading our restructuring efforts and leading us to significantly improved financial position, cash flows and results of operations, as well as his leadership skills and broad-based expertise and experience in the real estate sector. In making its compensation decisions regarding Mr. Neeb, the Compensation Committee, among other things, considered Mr. Neeb’s key role in our turnaround successes and Mr. Ordan’s recommendations with respect to Mr. Neeb’s compensation.

For purposes of Hay Group’s analysis, 2010 annual bonus information was used for our company and the peer group companies, which was the most recent annual bonus information available at the time Hay Group conducted its study in November 2011. Accordingly, 2011 annual bonus information is not included in Hay Group’s competitive pay analysis for either Sunrise or the peer group companies.

Factors Considered in Making 2011 Compensation Decisions

In making compensation determinations for our named executive officers in 2011, the Compensation Committee took into account the following considerations:

•	our executive compensation philosophy described under “Executive Summary – Compensation Philosophy and Objectives” above;

•	its understanding of the best practices for executive compensation;

•	the advice of Hay Group with regard to the structure of the performance metrics for determining 2011 annual incentive bonuses for our named executive officers;

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the advice of Hay Group with regard to the structure of the performance units granted to our named executive officers on June 1, 2011 and Hay Group’s competitive pay analysis with respect to such awards;

•	the relativity of pay relationships within the executive team and within our peer group;

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the desire to ensure, to the extent practicable, that we will retain the services of Mr. Neeb for at least the next two years (following a similar determination made with respect to Mr. Ordan in 2010); and

•	the recommendations of Mr. Ordan with respect to the appropriate level of compensation for the named executive officers other than himself.

Components of 2011 Executive Compensation

The primary elements of our 2011 executive compensation package are listed below. The Compensation Committee believes these elements are comparable to those offered by our peer companies to senior management in our industry and among other public companies. We also offer our executives severance protection and participation in our 401(k) plan and health and welfare benefits plans, which the Compensation Committee believes are competitive and generally consistent with peer companies.

Component	Purpose	Type of Compensation

Base Salary	Provide market-competitive base compensation to attract and retain highly talented executives	Cash

Annual Incentive Bonuses	Motivate executives to achieve superior performance during the year against measurable performance targets that are intended to enhance stockholder value	Cash

Performance-Based and Other Equity Awards	Motivate executives to achieve and sustain long-term company performance and align executives’ interests with stockholders’ interests	Grants of performance units to Messrs. Ordan, Richards, Neeb and Haddock; grant of a re-signing stock option to Mr. Neeb; and grant of promotion restricted stock to Mr. Richards

Motivate executives to remain with us through potential wealth accumulation

Perquisites and Other Benefits	Provide perquisites and other benefits for executives only on a limited basis	None other than certain supplemental medical and dental coverage and payment of a portion of short-term disability insurance premiums as described below

Deferred Compensation	Provide tax-deferred means to save for retirement through cash deferral	Eligibility to participate in 401(k) plan

Severance and Change of Control Arrangements	Provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment	Cash and acceleration of unvested equity awards

The following section describes each component of our executive compensation package for 2011 and the way in which the Compensation Committee made decisions about each component.

2011 Base Salaries

Under the employment agreements with our named executive officers, the Compensation Committee reviews the base salaries of our named executive officers annually. The 2010 and 2011 base salaries for our named executive officers were as follows:

Name	2010 Annual Base Salary		2011 Annual Base Salary
Mr. Ordan	$650,000		$650,000
Mr. Richards	235,000		300,000	(2)
Ms. Pangelinan	400,000		400,000
Mr. Neeb	450,000	(1)	450,000
Mr. Haddock	350,000	(1)	350,000

(1)	Represents an increase in the executive’s 2010 annual base salary from $400,000 to $450,000 for Mr. Neeb and from $300,000 to $350,000 for Mr. Haddock, in connection with their promotions, effective October 1, 2010, to the positions of chief investment and administrative officer and general counsel and secretary, respectively.
(2)	Represents an increase in the executive’s 2011 annual base salary from $235,000 to $300,000, reflecting his promotion to chief financial officer effective March 11, 2011.

As indicated in the table above, none of our named executive officers (other than Mr. Richards) received an increase in their annual base salary for 2011.

Annual Incentive Bonuses

2011 Annual Incentive Bonus Plan. On May 6, 2011, the Compensation Committee approved the 2011 annual incentive bonus plan for our current named executive officers, which consists of two components – a formulaic element and a discretionary adjustment factor.

The 2011 plan has at its foundation a formulaic assessment of the company’s “adjusted EBITDA.” Adjusted EBITDA was chosen as the formulaic performance measure because it has been the key focus of the management team during the company’s turnaround, and management believes it is the most relevant measure of operating performance. After the adjusted EBITDA payout amount is calculated, the bonus amount is subject to a discretionary adjustment factor of +25% to -100% based on the Compensation Committee’s assessment of six factors that were deemed critical to the company’s 2011 operations: occupancy levels; community revenue growth; community net operating income; expense management; 1-year TSR; and standards of care.

Definition of “adjusted EBITDA:”

For purposes of calculating the adjusted EBITDA payout, “EBITDA” is net income (loss) attributable to common shareholders but excludes depreciation and amortization, interest income, interest expense and (provision for) benefit from income taxes. “Adjusted EBITDA” further excludes stockholder litigation, buyout fees, restructuring costs, write-off of capitalized project costs, allowance for uncollectible receivables from owners, impairment of long-lived assets, gain (loss) on investments, gain on fair value of liquidating trust note, other income (expense), stock compensation, gain on the sale and development of real estate and equity interests, loss from investments accounted for under the profit-sharing method, discontinued operations (net of tax) and includes our proportionate share of joint venture interest, taxes, depreciation, rent, and amortization. Any incremental adjusted EBITDA from the acquisition of real estate or venture interests that was not contemplated in arriving at the specified adjusted EBITDA targets for 2011 will be excluded from the final calculation of adjusted EBITDA in determining the threshold/ target/maximum payout. However, the incremental recurring cash flow (to be determined by arriving at net income per generally accepted accounting principles and excluding depreciation and amortization expense) from unbudgeted acquisitions will be added to the final adjusted EBITDA computation.

As defined, adjusted EBITDA is intended to serve as a measure of free cash flow available for debt service.

Adjusted EBIDTA measures:

For 2011, the adjusted EBITDA measures at threshold, target and maximum were:

Threshold	Target	Maximum

$60 million	$76 million	$86 million

Possible adjusted EBITDA payouts for 2011:

For the named executives, the target and maximum levels of the possible adjusted EBITDA payouts for 2011 were determined in accordance with their respective employment agreements. The threshold, target and maximum amounts of the possible adjusted EBITDA payouts for 2011 were as follows:

	Adjusted EBITDA Achievement at Threshold (50% of Target)	Adjusted EBITDA Achievement at Target (100% of Target)(1)	Adjusted EBITDA Achievement at Maximum (200% of Target for Mr. Ordan and 150% of Target for Other Named Executive Officers)(2)
Mr. Ordan	$487,500	$975,000	$1,950,000
Mr. Richards	132,750	265,500	398,250
Mr. Neeb	225,000	450,000	675,000
Mr. Haddock	175,000	350,000	525,000

(1)	Represents the target bonus opportunity for 2011 set forth in the executive officer’s employment agreement (150% of base salary for Mr. Ordan, 100% of base salary for Messrs. Neeb and Haddock and $265,500 for Mr. Richards).
(2)	Represents the maximum target bonus opportunity for 2011 expressed as a percent of base salary (300% for Mr. Ordan and 150% for Mr. Neeb and Mr. Haddock) set forth in the employment agreements for Messrs. Ordan, Neeb and Haddock and 150% of Mr. Richards’ target bonus amount.

No amounts are payable if threshold adjusted EBITDA performance is not achieved. Payout amounts are interpolated on a straight line basis if actual adjusted EBITDA falls between the specified adjusted EBITDA amounts for threshold and target achievement or between target and maximum achievement.

Actual 2011 Adjusted EBITDA:

Actual adjusted EBITDA for purposes of the annual incentive bonus plan for 2011 was $86.4 million, or a potential adjusted EBITDA payout at maximum.

For purposes of the annual inventive bonus plan, actual adjusted EBITDA for 2011 was calculated using the amounts set forth in our audited consolidated statement of operations for the twelve months ended December 31, 2011 for the following items included in the definition of adjusted EBITDA: starting with audited net income (loss) attributable to common shareholders and adding or subtracting depreciation and amortization, interest income, income expense, provision for (benefit from) income taxes, stockholder litigation, buyout fees, write-off of capitalized project costs, impairment of long-lived assets, gain (loss) on investments, gain on fair value of liquidating trust note, other income (expense), gain on the sale and development of real estate and equity interests, loss from investments accounted for under the profit-sharing method and discontinued operations (net of tax). With regard to remaining items in the definition of adjusted EBITDA that are not specific line items in our audited consolidated statement of operations, the amounts for 2011 were as follows: $7.6 million of restructuring costs, consisting of $2.8 million of transaction costs and $4.8 million of severance costs paid to employees in connection with position eliminations, which are included in general and administrative expense in the statement of operations; allowance for uncollectible receivables from owners of $1.9 million, which is included in provision for doubtful accounts in the statement of operations; stock compensation expense of $7.7 million, which is included in general and administrative expense in the statement of operations; our proportionate share of joint venture interest, taxes, depreciation, rent and amortization of $46.7 million; and net adjustments for unbudgeted acquisitions of $(21.8) million.

2011 Discretionary Adjustment Factors and Actual 2011 Company Performance:

The 2011 discretionary adjustment factors and actual 2011 performance of our company relative to these factors were as follows:

Discretionary Adjustment Factors	Budget	Actual

Occupancy Levels for Comparable North American Communities (1)	91.0%	89.8%

Community Revenue Growth for Comparable North American Communities	3.4% growth	4.8% growth

Community New Operating Income Growth for Comparable North American Communities	4.3% growth	6.1% growth

Expense Management:
Total general and administrative expense (“G&A”)	$102.5 million	$114.5 million
Recurring G&A.	$90.4 million	$93.8 million

1-Year TSR		Peer Group Companies: (2) Our Company: 18.9%

Standards of Care		In line with expectations

(1)	Comparable North American properties consist of communities located within the U.S. and Canada that have been open and operating for more than two years.
(2)

As described above under “Executive Summary – 1-Year and 3-Year Total Shareholder Return”, the 1-year TSR as of December 31, 2011 for our peer group companies (excluding Rehabcare Group, Inc. which was acquired by Kindred Healthcare, Inc. in 2011) was as follows: 75th percentile – -11.2%; median – -29.2%; 25th percentile – -39.2%; and average – -27.7%. Our company ranked second best with a 1-year TSR as of December 31, 2011 of 18.9%.

Determination of 2011 Annual Incentive Bonuses. Based on the achievement of the adjusted EBITDA target at maximum and the contributions of the named executive officers to achievement of the above described adjustment factors, on February 28, 2012, the Compensation Committee approved 2011 annual incentive bonus payments totaling $1,950,000 for Mr. Ordan (maximum target bonus amount); $265,500 for Mr. Richards (target bonus amount); $675,000 for Mr. Neeb (maximum target bonus amount); and $280,000 for Mr. Haddock (80% of target bonus amount).

2011 Equity Awards

Our equity incentive compensation program is designed to align the interests of our named executive officers with our stockholders, and to retain the executives by incentivizing them to remain employed through the vesting period of the awards. Our equity awards are granted under our 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”). We historically have granted restricted stock, restricted stock units and/or stock options under the 2008 Plan. However, in 2011 we began making 100% formulaic performance-based equity awards that also have a 3-year cliff vesting feature.

Long-Term Equity Incentive Plan Awards. The 2011 equity award was a 100% formulaic performance unit award. On May 6, 2011, the Compensation Committee approved the design for long-term equity incentive plan awards for 2011-2013 for our named executive officers under our 2008 Plan. On June 1, 2011, the Compensation Committee formally approved the awards, which are in the form of performance units allocated 25% in 2011, 25% in 2012 and 50% in 2013 and earned each year at threshold (50% of target), target (100% of target) and maximum (200% of target for Mr. Ordan and Mr. Neeb and 150% of target for Messrs. Haddock and Richards) based on the achievement of specified annual threshold, target and maximum adjusted EBITDA levels for each individual year (with no performance units vesting if threshold performance is not achieved for that year). Further, the awards are subject to the executive remaining employed by us through the third anniversary of the date of grant (i.e., June 1,

2014), which the Compensation Committee believes further aligns the long-term interests of the executives with our stockholders by requiring substantial services to be performed by the executives before the performance units vest, with the value of the award remaining at risk until the vesting date.

As awarded by the Compensation Committee, the maximum number of performance units that can be earned by each of these named executive officers in the aggregate over the 2011- 2013 period is as follows: Mr. Ordan – 278,372 performance units; Mr. Richards – 72,268 performance units; Mr. Neeb – 144,538 performance units; and Mr. Haddock – 84,313 performance units.

Each performance unit represents the right to receive one share of our common stock. The adjusted EBITDA threshold, target and maximum criteria for 2011 were set on June 1, 2011 and consist of the same adjusted EBITDA criteria as under our 2011 annual incentive bonus program for our named executive officers. In order to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, the adjusted EBITDA goals for 2012 and 2013 will be set by the Compensation Committee within the first 90 days of 2012 and 2013.

The number of shares subject to the performance units was determined based on a tiered approach considering each executive officer’s duties. Target long-term incentive opportunities for 2011-2013 expressed in dollars were determined for each named executive officer as follows: Mr. Ordan – $1,300,000 (200% of base salary); Mr. Richards – $450,000 (150% of base salary); Mr. Neeb – $675,000 (150% of base salary); and Mr. Haddock – $525,000 (150% of base salary). Threshold was set at 50% of target and maximum at 200% of target for Messrs. Ordan and Neeb and 150% of target for Messrs. Richards and Haddock. These dollar amounts were then converted into a number of performance units by dividing the dollar amounts by the closing price of our common stock on June 1, 2011.

In making the awards, the Compensation Committee considered target total direct compensation (base salary + target bonus opportunity + proposed equity award at target) competitive peer group pay data that had been compiled by Hay Group in the fall of 2010. This data showed that target total direct compensation, taking into account the award of the performance units, was above the median for Messrs. Ordan, Neeb and Haddock (111%, 106% and 142% of median, respectively) and below the median for Mr. Richards (94% of median). The percentages do not reflect special one-time grants made to the named executive officers in 2010 or 2011.

The number of performance units for 2011 that could have been earned at threshold, target and maximum for each named executive officer and the actual number of performance units earned by each named executive officer for 2011 is set forth in the table below. The vesting of the earned units is subject to the named executive officer remaining employed by us through June 1, 2014.

	Possible 2011 Performance Units			2011 Earned Performance Units(1)

Name	Threshold	Target	Maximum
Mr. Ordan	17,398	34,796	69,593	69,593
Mr. Richards	6,022	12,044	18,067	18,067
Mr. Neeb	9,033	18,067	36,134	36,134
Mr. Haddock	7,026	14,052	21,078	21,078

(1)	On February 28, 2012, the Compensation Committee determined that adjusted EBITDA for purposes of the annual incentive bonus plan for 2011 was $86.4 million. Accordingly, the performance units for 2011 were earned at maximum.

Other 2011 Equity Awards. In connection with the promotion of Mr. Richards to the position of chief financial officer, the Compensation Committee approved a grant to Mr. Richards of 100,000 shares of restricted stock effective on March 11, 2011 under the 2008 Plan. The restricted stock vests at a rate of one-third on each of March 11, 2012, March 11, 2013 and March 11, 2014, subject to Mr. Richards’ continued employment on the applicable vesting date. The Compensation Committee made this award in the form of restricted stock instead of stock options in order to provide the executive with an incentive to increase the value of the company over the vesting period, while, at the same time, providing some value to the executive if our stock price did not increase over such period.

As indicated above, in connection with the execution of Mr. Neeb’s amended and restated employment agreement, the Compensation Committee granted Mr. Neeb, on January 25, 2011, a ten-year option to purchase 500,000 shares of our common stock under our 2008 Plan at $7.31 per share, the closing price of our common stock on January 25, 2011. The re-signing option vests as to one-third of the shares subject to the option on each of January 25, 2012, 2013 and 2014, so long as Mr. Neeb continues to be employed by us on the applicable vesting date. The Compensation Committee granted a stock option to Mr. Neeb rather than another type of equity award in order to require stock appreciation above the exercise price before any gains are realized by the executive.

Perquisites and Other Benefits

Perquisites. We do not provide perquisites to our named executive officers, except as indicated in the table below. The incremental cost of providing these benefits to our named executive officers in 2011 was approximately $6,320 in the aggregate.

Name	Perquisite

Mark Ordan	Under Mr. Ordan’s employment agreement, Mr. Ordan and his dependents are entitled to an executive medical and dental insurance plan providing supplemental first-dollar coverage at our expense to the extent not covered under our general health plan (for example, prescriptions, orthodontia, eye surgery or other coverages which may be excluded from the group health plan).

Marc Richards and Julie Pangelinan	We pay 50% of the short-term disability insurance premium expense for our salaried regional and community support office personnel, including our named executive officers, who elect such coverage. Of our named executive officers, only Mr. Richards and Ms. Pangelinan elected short-term disability insurance coverage for 2011.

Health Care and Welfare Benefit Plans. Except as indicated above, our named executive officers are eligible to participate in the same health care and welfare benefit plans as our other salaried employees.

Deferred Compensation

We maintain a 401(k) tax-qualified retirement plan in which our named executive officers may participate on the same basis as our other salaried employees, subject to IRS limits on amounts that “highly compensated employees” may contribute to 401(k) plans. We may make an annual discretionary matching contribution to the 401(k) plan based upon our business performance.

Severance and Change of Control Arrangements

Our named executive officers are entitled to certain payments and benefits upon severance-qualifying termination events under their respective employment agreements. Payments and benefits upon termination by us other than for cause or by the executive for good reason are intended to provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment opportunities. Payments and benefits upon termination in connection with a change-in-control are designed to encourage executives to focus on the best interests of stockholders by alleviating concerns related to the impact of a change-in-control event on an executive’s personal interests. These provisions were negotiated with the executives at the time of entering into the employment agreements with them and were approved by the Compensation Committee as part of the entire compensation package to be competitive with other companies and to retain key executives during a time of unusual and intense turbulence for us. We structured the change of control severance benefits under the employment agreements as “double trigger” benefits. In other words, the change of control does not itself trigger the severance benefits; rather, severance benefits only become payable in connection with a termination related to a change of control.

The employment agreements with our named executive officers also include clawback provisions that provide for recoupment of certain incentive compensation in the event of certain restatements of our consolidated financial statements. See “Clawback (Recoupment) Policy” below.

Under the amended and restated employment agreements with Messrs. Ordan and Neeb, the golden parachute excise tax gross-up provisions that were included in their original employment agreements have been eliminated. Neither Mr. Haddock’s nor Mr. Richards’ employment agreement contains a golden parachute excise tax gross-up provision.

For additional information regarding severance and change of control arrangements, including an estimate of the payments Messrs. Ordan, Richards, Neeb and Haddock would have been entitled to receive had their employment terminated on December 31, 2011 upon various termination events, see “Potential Payments Upon Termination or Change of Control” below.

In connection with the company’s desire to reduce ongoing general and administrative expense by combining the chief financial officer and chief accounting officer positions, on January 31, 2011, our Board of Directors approved (a) the termination of Ms. Pangelinan’s employment effective on or before March 11, 2011 and (b) the appointment of Mr. Richards, who had served as our chief accounting officer since July 2009, as our new chief financial officer effective as of Ms. Pangelinan’s departure date. Ms. Pangelinan’s last day of employment was March 11, 2011. For purposes of her employment agreement, Ms. Pangelinan’s termination of employment constituted a termination of employment by us other than for cause, entitling her, subject to her execution of a release of claims against the company and its officers, directors and affiliates, to:

•	a lump sum cash payment of $1.1 million, which equals two years of base salary and 75% of her target bonus amount (based on her base salary of $400,000 and target bonus of 100% of base salary), plus

•	health care continuation coverage under COBRA at our expense for up to 18 months following her last day of employment.

With regard to the post-employment health care continuation coverage, we made Ms. Pangelinan a lump sum payment of $28,298 representing 18 months of COBRA coverage.

In addition, pursuant to her employment agreement, vesting of the remaining unvested portion (166,666 shares) of her retention option for 500,000 shares that had been granted to her in December 2008 was accelerated. The exercise price of the option was $1.37 per share.

Stock Ownership Guidelines

On November 2, 2011, the Compensation Committee established stock ownership guidelines for our executive officers to further align their interests with those of our stockholders. Under these stock ownership guidelines, each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary within five years from the effective date of the guidelines, as follows:

•	6x base salary for Mr. Ordan;

•	3x base salary for Mr. Neeb; and

•	2x base salary for Messrs. Richards and Haddock.

Shares owned outright, held in deferred compensation or retirement programs, held in the name of family members and unvested time-vested restricted stock or restricted stock units count toward satisfaction of the ownership requirements under the guidelines. Unexercised stock options and unearned performance stock units do not count toward satisfaction of the ownership requirements. Each executive officer must hold 50% of net shares (shares left after the payment of any taxes) until the guidelines are met. As of November 2, 2011, the effective date of the guidelines, Messrs. Ordan, Richards, Neeb and Haddock have achieved 19%, 88%, 77% and 68%, respectively, of their respective stock ownership requirements.

On November 2, 2011, the Compensation Committee also established stock ownership guidelines for our non-employee directors. See “Corporate Governance – Director Stock Ownership Guidelines” on page 17 above for additional information.

Clawback (Recoupment) Policy

In July 2008, the Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets.

The employment agreements also provide that in the event of a restatement of our consolidated financial statements that reduces previously reported net income or increases previously reported net loss, we will have the right to take appropriate action to recoup from the executive any portion of any bonus and other equity or non-equity compensation received by the executive officer the grant of which was tied to the achievement of one or more specific earnings targets with respect to the period for which such financial statements are or will be restated, regardless of whether the executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer otherwise would not have received such bonus or other compensation (or portion thereof). These rights are in addition to any other rights or remedies that we may have, including under our recoupment policy.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other most highly compensated officers (other than the chief financial officer) serving as officers at the end of the year. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m), so long as doing so is compatible with our determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

For 2011, Messrs. Ordan, Neeb and Haddock were the only officers of the company who were covered by Section 162(m). Messrs. Ordan, Neeb and Haddock were paid annual compensation for federal income tax purposes in 2011 of approximately $2.6 million, $3.3 million and $1.1 million, respectively. The portion of their taxable income in excess of $1 million reflected the payment to them of the balance of their 2010 annual incentive bonuses in February 2011, which did not qualify as “performance-based compensation,” and, in the case of Mr. Neeb, the additional payment to him of his re-signing bonus in February 2011, which also did not qualify as “performance-based compensation.” Consequently, the portion of their 2011 taxable income in excess of $1 million is not deductible by us.

The 2011 annual incentive bonuses paid to Messrs. Ordan, Neeb and Haddock in February 2012, which will be includable in their 2012 annual compensation for federal income tax purposes, do not qualify as “performance-based compensation.” To the extent their 2012 annual compensation for federal income tax purposes exceeds $1 million, the portion in excess of $1 million that is attributable to such bonuses or other compensation they receive in 2012 that does not qualify as “performance-based compensation” will not be deductible in 2012 if they are serving as officers at the end of the year.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with our management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2011 annual report on Form 10-K.

COMPENSATION COMMITTEE

Glyn F. Aeppel, Chair
Lynn Krominga
William G. Little

SUMMARY COMPENSATION TABLE

The following table sets forth annual compensation for fiscal years 2011, 2010 and 2009 of our named executive officers.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Current Executive Officers:
Mark S. Ordan	2011	$650,000	$—		$325,004	$—	$1,950,000	$—	$2,925,004
Chief Executive Officer and Director	2010	652,500	3,325,000		—	3,132,000	1,625,000	—	8,734,500
	2009	652,500	796,750		—	—	978,250	—	2,427,500

C. Marc Richards	2011	287,750	—		1,263,500	—	265,500	1,377	1,818,127
Chief Financial Officer(4)	2010	—	—		—	—	—	—	—
	2009	—	—		—	—	—	—	—

D. Gregory Neeb	2011	450,000	2,000,000	(5)	168,746	2,910,500	675,000	1,377	6,205,623
Chief Investment and Administrative Officer	2010	414,231	133,333		832,250	—	541,667	4,638	1,926,119
	2009	401,538	402,000		—	—	308,000	—	1,111,538

David Haddock	2011	350,000	—		131,246	—	280,000	2,754	764,000
General Counsel and Secretary	2010	313,846	205,000		352,000	—	—	4,669	875,515
	2009	—	—		—	—	—	—	—

Former Executive Officer:

Julie A. Pangelinan	2011	101,698	—		—	—	—	1,128,298	1,229,996
Former Chief Financial Officer(6)	2010	401,539	133,333		—	—	266,667	4,900	806,439
	2009	400,098	452,000		—	—	308,000	1,225	1,161,323

(1)	This column includes the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification (“ASC”) Stock Compensation Topic of the performance units for 2011 granted to our named executive officers in June 2011, a restricted stock award for 100,000 shares made to Mr. Richards in March 2011, restricted stock awards for 200,000 shares and 100,000 shares made to Mr. Neeb and Mr. Haddock, respectively, in October 2010, and an unrestricted stock award for 25,000 shares made to Mr. Neeb in May 2010. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 13 to our Consolidated Financial Statements included in our 2011 Form 10-K. The grant date fair values of the 2011 performance units are included in this column at target, which was the probable outcome of the performance condition on the date of grant. The values of the awards at the grant date assuming maximum achievement are as follows: Mr. Ordan, $649,999; Mr. Richards, $168,746; Mr. Neeb, $337,492; and Mr. Haddock, $196,869.
(2)	This column includes the aggregate grant date fair value computed in accordance with the FASB ASC Stock Compensation Topic of re-signing stock options granted to Mr. Neeb in January 2011 for 500,000 shares and to Mr. Ordan in December 2010 for 1,000,000 shares. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 13 to our Consolidated Financial Statements included in our 2011 Form 10-K.
(3)	For 2011, this column includes 401(k) plan company matching contributions of $1,377, $1,377 and $2,754 for Messrs. Richards, Neeb and Haddock, respectively. This column also includes for 2011 for Ms. Pangelinan, a severance payment in the amount of $1,100,000 and a lump sum payment of $28,298 representing 18 months of COBRA coverage. For 2010, this column includes 401(k) plan company matching contributions of $2,423, $4,669 and $4,900 for Messrs. Neeb and Haddock and Ms. Pangelinan, respectively. This column also includes for 2010 for Mr. Neeb $1,582 representing reimbursement of cancelled vacation costs and $633 representing reimbursement of taxes on such amount. For 2009, this column includes for Ms. Pangelinan a 401(k) plan company matching contribution of $1,225.
(4)	Mr. Richards became our chief financial officer on March 11, 2011. He previously served as our chief accounting officer.
(5)	Represents the $2 million re-signing bonus paid to Mr. Neeb in February 2011.
(6)	Ms. Pangelinan’s employment terminated on March 11, 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

The following table presents equity awards and non-equity and equity incentive plan awards made in 2011 to our named executive officers.

	Grant Date	Date of Comp. Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise/ Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Current Executive Officers:

Mark S. Ordan	—	—	$487,500	$975,000	$1,950,000	—	—	—	—		—		$—	$—
	6/1/11	6/1/11	—	—	—	17,398	34,796	69,593	—		—		—	325,004

C. Marc Richards	—	—	132,750	265,500	398,250	—	—	—	—		—		—	—
	6/1/11	6/1/11	—	—	—	6,022	12,044	18,067	—		—		—	112,500
	3/11/11	1/31/11	—	—	—	—	—	—	100,000	(3)	—		—	1,151,000

D. Gregory Neeb	—	—	225,000	450,000	675,000	—	—	—	—		—		—	—
	6/1/11	6/1/11	—	—	—	9,033	18,067	36,134	—		—		—	168,746
	1/25/11	1/25/11	—	—	—	—	—	—	—		500,000	(4)	7.31	2,910,500

David Haddock	—	—	175,000	350,000	525,000	—	—	—	—		—		—	—
	6/1/11	6/1/11	—	—	—	7,026	14,052	21,078	—		—		—	131,246

Former Executive Officer:

Julie A. Pangelinan	—	—	—	—	—	—	—	—	—		—		—	—

(1)	Represents possible payouts under our 2011 annual incentive bonus plan based upon achievement of specified adjusted EBITDA targets, which are further subject to a discretionary adjustment factor which can increase payouts by up to 25% or decrease payouts by up to 100%. See “Components of 2011 Executive Compensation – Annual Incentive Bonuses” in CD&A beginning on page 31 above for additional information.
(2)

Represents grants of performance units for 2011 at threshold, target and maximum, which the named executive officers were entitled to earn based on achievement of targeted levels of adjusted EBITDA. In addition, Messrs. Ordan, Richards, Neeb and Haddock also received grants of performance units for 2012 and 2013, which such named executive officer may earn for each respective single-year performance period based on the achievement of targeted levels of adjusted EBITDA to be established by the Compensation Committee within the first 90 days of those years. For each such individual, the possible payouts for 2012 consist of the same number of performance units as shown in these columns at threshold, target and maximum for 2011, and the possible payouts for 2013 consist of two times the number of performance units as shown in these columns at threshold, target and maximum for 2011, which reflects the allocation of the performance units 25% for 2011, 25% for 2012 and 50% for 2013. The performance units for 2012 and 2013 are not included in this table or the Summary Compensation Table because for SEC reporting purposes the grants of these units are not deemed to have been made until the Compensation Committee sets the targeted levels of adjusted EBITDA for 2012 and 2013, as applicable. Performance units earned for each of 2011, 2012 and 2013 are subject to the named executive officer remaining employed by us through June 1, 2014. See “Components of 2011 Executive Compensation – 2011 Equity Awards – Long-Term Equity Incentive Plan Awards” in CD&A beginning on page 33 above for additional information.
(3)	Represents a grant of promotion restricted stock that vests one-third on each of the first three anniversaries of the grant date, subject to continued employment on the applicable vesting date.
(4)	Represents a grant of a re-signing stock option pursuant to Mr. Neeb’s amended and restated employment agreement that vests one-third on each of the first three anniversaries of the grant date, subject to continued employment on the applicable vesting date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into an employment agreement with each of our named executive officers. Under their employment agreements, the 2011 annual base salaries for each of our named executive officers was as follows: Mr. Ordan – $650,000; Mr. Richards – $300,000 (commencing March 11, 2011; increased from $235,000 in connection with his promotion to chief financial officer); Ms. Pangelinan – $400,000 (pro-rated through March 11, 2011 when her employment terminated); Mr. Neeb – $450,000; and Mr. Haddock – $350,000.

Under his employment agreement, for 2011, Mr. Ordan was eligible for an annual bonus under our annual incentive plan in a target amount equal to 150% of his annual base salary (although the actual annual bonus paid to Mr. Ordan may range from 0% to 300% of his annual base salary, based upon the level of achievement of performance goals established by the Compensation Committee and ratified by the Board within the first 90 days of such fiscal year in good faith after consultation with Mr. Ordan).

For 2011, Mr. Richards’ target annual bonus under his employment agreement was $265,500, which reflects his 2011 target annual bonus of 50% of his $235,000 annual base salary during the portion of 2011 during which he served as chief accounting officer and a target annual bonus of 100% of his $300,000 annual salary for the balance of 2011 during which he served as chief financial officer, pro-rated (although his actual annual bonus for 2011 could be higher or lower than such amount, based upon our and his actual performance).

Under their respective employment agreements, Messrs. Neeb and Haddock were eligible for an annual bonus under our annual incentive plan in a target amount equal to 100% of the executive officer’s annual base salary (although the actual annual bonus paid may range from 0% to 150% of the executive officer’s annual base salary, based upon our and the executive officer’s actual performance).

Total 2011 annual bonuses for Messrs. Ordan, Richards, Neeb and Haddock, which are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2011, were as follows: Mr. Ordan – $1,950,000; Mr. Richards – $265,500; Mr. Neeb – $675,000; and Mr. Haddock – $280,000. See the CD&A for information regarding the determination of the 2011 annual bonuses paid to each of these named executive officers.

On March 11, 2011 Ms. Pangelinan’s employment terminated. The amounts paid to her in connection with the termination of her employment are included in the “All Other Compensation” column of the Summary Compensation Table for 2011.

On January 25, 2011, in connection with Mr. Neeb’s amended and restated employment agreement, the Compensation Committee granted Mr. Neeb a ten-year option to purchase 500,000 shares of our common stock at $7.31 per share, the closing price of our common stock on January 25, 2011. The re-signing option vests one-third on each of January 25, 2012, 2013 and 2014 so long as Mr. Neeb continues to be employed by us on the applicable vesting date. In addition, Mr. Neeb was paid a cash re-signing bonus of $2 million. Under Mr. Neeb’s amended and restated employment agreement, he may terminate his employment before January 25, 2013 only for good reason or with the express written consent of our Board. In the event that he terminates his employment for any other reason before January 25, 2013, he will be considered in breach of his amended and restated employment agreement and will be required to repay the $2 million re-signing bonus, as well as giving us a contractual damages claim against Mr. Neeb and a contractual interference claim against any organization which encourages Mr. Neeb to leave us to work for it. In addition, in the event that Mr. Neeb terminated his employment for other than good reason, with or without the written consent of the Board of Directors, he would forfeit either all, two-thirds or one-third of the option for 500,000 shares if the termination is prior to the first, second or third anniversary of the January 25, 2011 grant date of the option, respectively.

The grant date fair values of the 2011 performance units awarded to each of Messrs. Ordan, Richards, Neeb and Haddock are reported in the Summary Compensation Table and the Grant of Plan-Based Awards in Fiscal Year 2011 table at target, representing the value at the grant date based upon the probable outcome of the 2011 adjusted EBITDA performance condition. Actual achievement for 2011 was at maximum. As a result, the performance units earned by each executive officer for 2011 were as follows: Mr. Ordan – 69,593 units; Mr. Richards – 18,067 units;

Mr. Neeb – 36,134 units; and Mr. Haddock. – 21,078 units. Such units will vest on June 1, 2014, subject to continued employment by the executive officer on that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table provides information with respect to outstanding stock options, shares of restricted stock and performance units held by the named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)

Current Executive Officers:

Mark S. Ordan	143,999	96,001	(3)	$18.25	3/19/2018	65,754	(4)	$426,086	208,779	$1,352,888
	1,500,000	—		0.92	11/13/2018	69,593	(5)	450,963
	333,333	666,667	(6)	3.94	12/01/2020

C. Marc Richards	18,334	16,666	(7)	2.34	8/03/2019	100,000	(8)	648,000	54,201	351,222
						18,067	(5)	117,074

D. Gregory Neeb	500,000	—		1.37	12/23/2018	133,334	(9)	864,004	108,404	702,458
	—	500,000	(10)	7.31	1/25/2021	36,134	(5)	234,148

David Haddock	16,667	—		1.37	12/23/2018	66,667	(9)	432,002	63,235	409,763
	—	6,667	(11)	0.77	2/25/2019	21,078	(5)	136,585
	10,000	10,000	(12)	4.35	11/04/2019

Former Executive Officer:

Julie A. Pangelinan	—	—		—	—	—		—	—	—

(1)	Market value is calculated by multiplying the number of shares of restricted stock or performance units by the closing market price of our common stock on December 30, 2011, the last trading day of the year, or $6.48.
(2)	Represents the number of performance units that can be earned at maximum in the aggregate for 2012 and 2013. Any earned performance units for 2012 and 2013 will vest on June 1, 2014, subject to continued employment on the vesting date.
(3)	One-half of these options vested on March 19, 2012 and the remaining options will vest on March 19, 2013, subject to continued employment on the vesting date.

(4)	One-half of these shares of restricted stock vested on March 19, 2012 and the remaining shares will vest on March 19, 2013, subject to continued employment on the vesting date.
(5)	Represents the number of performance units earned for 2011. These earned performance units will vest on June 1, 2014, subject to continued employment on the vesting date.
(6)	These options will vest in two equal installments on December 1, 2012 and 2013, subject to continued employment on the applicable vesting date.
(7)	These options will vest on August 3, 2012, subject to continued employment on the vesting date.
(8)	One-third of these shares of restricted stock vested on March 11, 2012 and the remaining shares will vest in two equal installments on March 11, 2013 and 2014, subject to continued employment on the applicable vesting date.
(9)	These shares of restricted stock will vest in two equal installments on October 1, 2012 and 2013, subject to continued employment on the applicable vesting date.
(10)	One-third of these options vested on January 25, 2012 and the remaining options will vest in two equal installments on January 25, 2013 and 2014, subject to continued employment on the vesting date.
(11)	These options vested on February 25, 2012.
(12)	These options will vest on November 4, 2012, subject to continued employment on the applicable vesting date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table provides information on stock option exercises and vesting of restricted stock during fiscal year 2011 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Current Executive Officers:

Mark S. Ordan	—	$—	32,876	(3)	$339,280

C. Marc Richards	15,000	138,927

D. Gregory Neeb	—	—	66,666	(4)	308,664

David Haddock	56,666	545,004	33,333	(5)	154,332

Former Executive Officer:

Julie A. Pangelinan	500,000	5,012,804	—		—

(1)	Value realized on exercise is calculated by multiplying the number of shares acquired upon exercise by the difference between the closing price of our common stock on the exercise date and the exercise price of the applicable options.
(2)	Value realized on vesting is calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

(3)	Represents 32,876 shares of restricted stock which vested on March 19, 2011. At Mr. Ordan’s election, 11,983 of these shares were withheld by us for payment of a portion of his withholding tax liability with respect to the vesting of the shares.
(4)	Represents 66,666 shares of restricted stock which vested on October 1, 2011. At Mr. Neeb’s election, 28,299 of these shares were withheld by us for payment of his withholding tax liability with respect to the vesting of the shares.
(5)	Represents 33,333 shares of restricted stock which vested on October 1, 2011. At Mr. Haddock’s election, 10,816 of these shares were withheld by us for payment of his withholding tax liability with respect to the vesting of the shares.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

Under the Sunrise Executive Deferred Compensation Plan (the “Sunrise DCP”), eligible participants, including our named executive officers, could elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. In addition, we could make a discretionary annual matching contribution, which generally vested at a rate of 25% per year. Under the Sunrise DCP, participants directed the investment of their account balances among the same fund options that were available under our 401(k) plan.

We terminated the Sunrise DCP effective December 31, 2009. Pursuant to the rules under Section 409A of the Internal Revenue Code for plan terminations, participant accounts were required to be distributed no earlier than 12 months, and no later than 24 months, after the plan’s termination date.

Messrs. Ordan, Richards, Neeb and Haddock did not participate in the Sunrise DCP. The following table sets forth the amount of Ms. Pangelinan’s account balance distributed to her on January 27, 2011 in connection with termination of this plan.

Name	Distributions ($)

Former Executive Officer:

Julie A. Pangelinan	$63,525	(1)

(1)	Represents Ms. Pangelinan’s account balance as of December 31, 2010.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of Messrs. Ordan, Richards, Neeb and Haddock, which provide for severance and change of control payments and the acceleration of vesting of certain equity awards upon various triggering events. These provisions are summarized below.

Severance

Under the employment agreements, in the event that the executive’s employment is terminated by us other than for cause or by the executive for good reason, we will pay to the executive his “accrued obligations” (consisting of any accrued annual base salary, accrued but unpaid bonus for the prior fiscal year, accrued vacation pay, reimbursement of incurred but unpaid business expenses and amounts payable under our 401(k) plan) and, subject to the executive’s execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination equal to the sum of:

•	two times the executive’s annual base salary; and

•	0.75 times the executive’s target annual bonus for the year of termination.

If, however, the executive’s employment is terminated by us other than for cause or by the executive for good reason upon or within two years following a Change of Control, or prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, instead of the severance described above, we will pay to the executive his accrued obligations, and a lump sum severance payment equal to the sum of:

•

two times the sum of executive’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs); and

•	the executive’s target annual bonus for the year of termination, pro-rated through the date of termination.

No severance is payable upon the executive’s death or disability or termination of employment by the executive other than for good reason or by us for cause. Under these termination events, the executive would receive payment only of his accrued obligations, except that the executive would forfeit any accrued but unpaid bonus for the prior fiscal year in the event of termination of employment by us for cause.

In addition, under their amended and restated employment agreements, Messrs. Ordan and Neeb may terminate their employment before December 1, 2012 (in the case of Mr. Ordan) or January 25, 2013 (in the case of Mr. Neeb) only for good reason or with the express written consent of the Board. In the event that the executive terminates his employment for any other reason before such date, the executive will be considered in breach of his amended and restated employment agreement and will be required to repay his re-signing bonus ($3 million in the case of Mr. Ordan and $2 million in the case of Mr. Neeb), as well as giving us a contractual damages claim against the executive and a contractual interference claim against any organization which encourages the executive to leave us to work for it.

In addition, in the event that Mr. Ordan or Mr. Neeb terminates his employment for other than good reason, with or without the written consent of our Board of Directors, he would forfeit either all, two-thirds or one-third of his re-signing stock option for 1,000,000 shares and 500,000 shares, respectively, if the termination is prior to the first, second or third anniversary of the grant date of the option, respectively.

Post-Employment Health Care Benefits

Under Mr. Ordan’s amended and restated employment agreement, in the event Mr. Ordan’s employment is terminated (a) as a result of Mr. Ordan’s death or disability, (b) by Mr. Ordan for good reason or by us without cause, (c) by Mr. Ordan with the written consent of our Board of Directors before December 1, 2012 or (d) by Mr. Ordan other than for good reason on or after December 1, 2012, he will be entitled, if allowed by our health benefits plan, to purchase group health benefits offered to our active employees generally covering him, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 26), subject to delivery by him of an executed release and non-revocation thereof (other than in the case of death).

Under Mr. Neeb’s amended and restated employment agreement, he is entitled to the same post-employment health care benefit as Mr. Ordan. Under Mr. Neeb’s original employment agreement, in the event his employment had been terminated for any reason other than by us for cause, he (or his qualified beneficiaries in the event of death) would have been entitled to receive at our expense COBRA coverage for up to 18 months following the date of termination, subject to delivery by him of an executed release and non-revocation thereof (other than in the case of death).

Under the employment agreements with Messrs. Richards and Haddock, in the event the executive’s employment is terminated for any reason other than by us for cause the executive (or his qualified beneficiaries in the event of death) would be entitled to COBRA coverage for up to 18 months on the same basis as provided in Mr. Neeb’s original employment agreement.

No Excise Tax Gross-Ups

Under the amended and restated employment agreements with Messrs. Ordan and Neeb, the golden parachute excise tax gross-up provisions that were included in their original employment agreements have been eliminated.

The employment agreements with Messrs. Richards and Haddock do not contain a golden parachute excise tax gross-up provision.

Other

In addition, under the employment agreements, we have agreed to continue and maintain, at our expense, a directors’ and officers’ liability insurance policy covering each named executive officer both during and, while potential liability exists, after his employment period that is no less favorable than the policy covering our active directors and senior officers from time to time.

Under the employment agreements, each of Messrs. Ordan, Richards, Neeb and Haddock has agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during his employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if the executive officer’s employment terminates at the end of the term as a result of non-renewal by us), and to perpetual duties of confidentiality and non-disparagement.

Key Defined Terms

For purposes of the employment agreements:

•	“good reason” is generally defined to mean:

•

a material diminution of the executive’s duties or responsibilities, authorities, powers or functions (and includes, for Mr. Ordan, removal without cause from the Board and, for Mr. Neeb, will be deemed to have occurred if we cease to be a publicly traded entity);

•	a relocation that would result in the executive’s principal employment location being moved 35 miles or more and resulting in the executive’s commute being increased by 35 miles or more; or

•	any material breach by us of the executive’s employment agreement.

•	“cause” is generally defined to mean:

•	the executive’s willful failure to perform or substantially perform his duties with us;

•	the executive’s engaging in illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

•	the executive’s willful and material breach of his obligations under his employment agreement; or

•	the executive’s indictment for, or plea of guilty or nolo contendere with respect to, a felony or crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

•	“Change of Control” has the meaning set forth in our 2008 Omnibus Incentive Plan, as amended, which generally includes:

•

any individual, entity or group becoming the beneficial owner of more than 50% of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (with certain specified exceptions);

•	a change in the composition of a majority of our Board of Directors (with certain specified exceptions);

•

consummation of a merger, reorganization, consolidation or a sale or other disposition of all or substantially all of our assets, unless (a) immediately after the transaction, our stockholders immediately before the transaction own, in substantially the same proportions as immediately before the transaction, more than 50% of, respectively, the then outstanding common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, (b) no individual, entity or group beneficially owns more than 35% of the common stock or combined voting power of the then outstanding voting securities of the resulting corporation, or (c) at least a majority of the board of directors of the resulting corporation were members of our Board of Directors immediately prior to the transaction; or

•	stockholder approval of a plan of complete liquidation or dissolution of us and the consummation of that transaction.

•

“disability” is generally defined to mean the absence of the executive, due to physical or mental illness, from performing his duties on a full-time basis for 120 consecutive days or 180 days in any 12-month period.

Acceleration of Vesting of Equity Awards

Except as described below, stock option, restricted stock and performance unit awards held by Messrs. Ordan, Richards, Neeb and Haddock have been made under our 2008 Plan. With respect to the stock option and restricted stock awards made under our 2008 Plan to Messrs. Ordan (stock options for 2,500,000 shares), Richards (restricted stock for 100,000 shares), Neeb (stock options for 1,000,000 shares and restricted stock for 200,000 shares) and Haddock (restricted stock for 100,000 shares), these awards vest in equal installments on the first three anniversaries of the date of grant, subject to the executive’s continued employment on the applicable vesting date. If the executive’s employment is terminated by us other than for cause, by the executive for good reason or due to the executive’s death or disability, one-third of total number of shares subject to the equity award will accelerate and vest plus a pro-rata portion of an additional one-third for the vesting year in which termination occurs. In addition, in the event that the executive’s employment is terminated by us other than for cause or by the executive for good reason upon or following a Change of Control, or such termination occurs before a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then the unvested portion of the equity award will also accelerate and vest in full.

With respect to the performance units for 2011-2013 granted under the 2008 plan to Messrs. Ordan, Richards, Neeb and Haddock, these units are earned based upon achievement of adjusted EBITDA targets and any earned units vest on June 1, 2014, subject to the executive’s continued employment on that date. If the executive’s employment is terminated by us other than for cause, by the executive for good reason or due to the executive’s death or disability, the executive will vest in a pro-rata portion of the performance units subject to the grant based on actual achievement of the performance goals for the performance periods determined as of December 31, 2013, as if the executive’s employment had continued for an additional 12 months after the date the executive’s employment terminated. In addition, in the event that the executive’s employment is terminated by us other than for cause or by the executive for good reason in connection with or within two years after a Change in Control, or in connection with but prior to a Change in Control, the executive will vest in a portion of the performance units for any calendar year or calendar years in the performance periods that have been completed based on actual achievement of the performance goals and for any calendar year or calendar years in the performance periods that have not been completed, based on the assumption that target performance has been achieved as of termination of employment.

For purposes of the foregoing awards, the terms “disability”, “cause”, “good reason” and “Change of Control” have the same meanings as those terms are defined in the employment agreements of each of these executives. Vesting acceleration (other than as a result of death) is subject to the executive’s execution and non-revocation of a general release of claims.

At December 31, 2011, Mr. Ordan also held unvested restricted stock for 65,754 shares as part of a restricted stock award made to him in March 2008 for 164,383 shares and stock options for an additional 240,000 shares that were granted to him in March 2008 under our prior equity plans. These awards vest in equal installments over the first five anniversaries of the date of grant, subject to his continued employment on the applicable vesting date. The unvested portion of the restricted stock held by him will accelerate and vest in full pursuant to the terms of the award agreement upon a “change of control” or termination of his employment by us other than for “cause”, by Mr. Ordan for “good reason” or due to his death or disability, and the unvested options will accelerate and vest in full upon a “change of control”. As provided under his employment agreement, these equity awards will accelerate and vest on the same basis as the other awards made to him under our 2008 Plan or, if more favorable to him, pursuant to the terms of the related award agreement. Under his stock option award agreements for the options for 240,000 shares, the post-termination exercise period is 12 months in the event of death or disability and three months following termination of employment for any other reason (other than for cause). Under his amended and restated employment agreement, these options will remain exercisable for one year following termination of employment in the event of death, disability, termination by the executive or termination by us other than for cause.

For purposes of Mr. Ordan’s restricted stock award agreement, the terms “good reason” and “cause” are generally defined in the same manner as for his other equity awards. For purposes of his restricted stock award and his options for the 240,000 shares, “change of control “ is generally defined to mean:

•

any individual, entity or group becoming the beneficial owner of 50% or more of our common stock or of other securities entitled to vote generally in the election of directors (with certain specified exceptions);

•	a change in the composition of a majority of our Board of Directors (with certain specified exceptions); or

•

stockholder approval of either of the following: (a) a merger, reorganization, consolidation or similar transaction as a result of which the persons who beneficially own the outstanding common stock and other securities entitled to vote generally in the election of directors before the transaction are not expected to beneficially own, immediately after the transaction, more than 60% of the common stock and 60% of the combined voting power of the common stock and any other securities entitled to vote generally in the election of directors of the company resulting from such transaction in substantially the same proportions as immediately before the transaction or (b) a plan of liquidation of us or a plan or agreement for the sale or other disposition of all or substantially all of our assets.

At December 31, 2011, Mr. Richards also held stock options for a total of 35,000 shares and Mr. Haddock also held stock options for a total of 43,334 shares granted to them under the 2008 Plan. These options are the remaining unexercised portion of option awards for 50,000 shares and 100,000 shares, respectively, which vest in equal installments on the first three anniversaries of the date of grant, subject to the executive’s continued employment on the applicable vesting date. Under the terms of the related award agreements, the unvested portion of these options will accelerate and vest fully upon the executive’s “Involuntary Termination” within the 12-month period following the consummation of a “Change of Control.” For purposes of the award agreements, “Involuntary Termination” means termination of the executive’s service by reason of (i) his involuntary dismissal by us or any affiliate (or successor) for reasons other than “cause,” which is defined in the same manner as in Mr. Ordan’s restricted stock agreement (described above), (ii) his voluntary resignation for “good reason,” as that term is defined in the executive’s employment agreement), (iii) a substantial adverse alteration of his title or responsibilities from those in effect immediately prior to the Change of Control (as defined in his employment agreement), (iv) a reduction in his annual base salary as of immediately prior to the Change of Control or a material reduction in his annual target bonus opportunity as of immediately prior to the Change of Control or (v) the relocation of his principal place of employment to a location more than 35 miles from his principal place of employment as of the Change of Control requiring him to be based other than such principal place of employment.

In addition to the foregoing, under the terms of our equity plans and the related award agreements, all outstanding unvested stock option and restricted stock awards, including those held by our named executive officers, will accelerate and vest in the event of a change of control transaction in which outstanding equity awards are not assumed or continued. If a change in control occurs and the performance units are not assumed and continued in the transaction, the executive will vest in a portion of the performance units for any calendar year or calendar years in the performance periods that have been completed based on actual achievement of the performance goals and for any calendar year or calendar years in the performance periods that have not been completed, based on the assumption that target performance has been achieved.

For information on the unvested equity awards held by our named executive officers at December 31, 2011, please refer to the Outstanding Equity Awards At Fiscal Year-End 2011 table on page 43.

Estimate of Potential Payments Upon Termination or Change of Control

The following tables set forth the estimated potential payments and benefits to Messrs. Ordan, Richards, Neeb and Haddock upon termination of employment or a change of control. For purposes of estimating these amounts, as required under SEC rules, we have assumed the triggering event took place on December 30, 2011, the last business day of the year, and that the price per share of our common stock was the closing market price on December 30, 2011 of $6.48.

The estimated amounts set forth below include only the incremental payments and benefits that would have been owed to the named executive officers upon the various termination events had such events occurred on December 30, 2011. These amounts do not include amounts that otherwise would be owed to the executive upon termination of employment, including accrued base salary, any accrued but unpaid bonus for the prior fiscal year, any reimbursement for outstanding business expenses incurred but not yet paid, accrued vacation pay and amounts payable pursuant to our 401(k) plan.

In the case of the information in the tables below under the columns captioned “Termination by Us Other Than for Cause or by Executive for Good Reason” and “Termination by Death or Disability,” the acceleration of vesting of the 2011-2013 performance units for each of Messrs. Ordan, Richards, Neeb and Haddock would be determined as of December 31, 2013 based on actual performance for the 2011-2013 performance periods, with the number of shares to be pro-rated based on time served plus 12 months. With regard to the value of the performance units included in these columns in the tables, actual performance for 2011 was at maximum and it is assumed that actual performance for 2012 and 2013 will be at maximum.

Actual amounts to be paid to the named executive officers upon any triggering event can only be determined upon the executive’s actual termination of employment and, accordingly, may differ from the amounts shown below.

Mr. Ordan

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$2,031,250	$—	$—	$—	$5,522,329
Post-Employment Health Care Benefits(1)	—	—	—	—	—
Equity Acceleration(2)	2,540,940	2,540,940	—	—	3,246,830

Total	$4,572,190	$2,540,940	$—	$—	$8,769,159

(1)	No amounts are included for post-employment health care benefits for Mr. Ordan because any such benefits are required to be paid for by him.
(2)	The acceleration of the 65,754 unvested shares of restricted stock (with a value of $426,086) would also take place upon a change of control without a related termination of employment. In addition, unvested equity awards held by Mr. Ordan with a value of $3,246,830 at December 30, 2011 would accelerate and vest in the event of a change of control transaction in which such awards were not assumed or continued.

Mr. Richards

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$799,125	$—	$—	$—	$950,716
Post-Employment Health Care Benefits(1)	30,536	30,536	30,536	—	30,536
Equity Acceleration(2)	701,745	701,745	—	—	1,068,220

Total	$1,531,406	$732,281	$30,536	$—	$2,049,472

(1)	Represents up to 18 months of continued health care coverage calculated based on a monthly premium of approximately $1,696.
(2)	Unvested equity awards held by Mr. Richards with a value of $1,068,220 at December 30, 2011 also would accelerate and vest in the event of a change of control transaction in which such awards were not assumed or continued.

Mr. Neeb

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$1,237,500	$—	$—	$—	$2,463,767
Post-Employment Health Care Benefits(1)	—	—	—	—	—
Equity Acceleration(2)	1,456,769	1,456,769	—	—	1,449,375

Total	$2,694,269	$1,456,769	$—	$—	$3,913,142

(1)	No amounts are included for post-employment health care benefits for Mr. Neeb because any such benefits are required to be paid for by him.
(2)	Unvested equity awards held by Mr. Neeb with a value of $1,449,375 at December 30, 2011 also would accelerate and vest in the event of a change of control transaction in which such awards were not assumed or continued.

Mr. Haddock

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$962,500	$—	$—	$—	$1,405,291
Post-Employment Health Care Benefits(1)	30,536	30,536	30,536	—	30,536
Equity Acceleration(2)	632,979	632,979	—	—	901,121

Total	$1,626,015	$663,515	$30,536	$—	$2,336,948

(1)	Represents up to 18 months of continued health care coverage calculated based on a monthly premium of approximately $1,696.
(2)	Unvested equity awards held by Mr. Haddock with a value of $901,121 at December 30, 2011 also would accelerate and vest in the event of a change of control transaction in which such awards were not assumed or continued.

Payments Made to Ms. Pangelinan Upon Termination of Employment

For purposes of her employment agreement, Ms. Pangelinan’s termination of employment constituted a termination of employment by us other than for cause, entitling her, subject to her execution of a release of claims against the company and its officers, directors and affiliates, to:

•	a lump sum cash payment of $1.1 million, which equals two years of base salary and 75% of her target bonus amount (based on her base salary of $400,000 and target bonus of 100% of base salary), plus

•	health care continuation coverage under COBRA at our expense for up to 18 months following her last day of employment.

With regard to the post-employment health care continuation coverage, we made to Ms. Pangelinan a lump sum payment of $28,298 representing 18 months of COBRA coverage.

In addition, pursuant to her employment agreement, vesting of the remaining unvested portion (166,666 shares) of her retention option for 500,000 shares that had been granted to her in December 2008 was accelerated. The exercise price of the option was $1.37 per share.

As is the case under the employment agreements with our other named executive officers, under Ms. Pangelinan’s employment agreement, she has agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during her employment and for a period of two years thereafter, and to perpetual duties of confidentiality and non-disparagement. In addition, under her employment agreement, we have agreed to continue and maintain, at our expense, a directors’ and officers’ liability insurance policy covering each named executive officer both during and, while potential liability exists, after her employment period that is no less favorable than the policy covering our active directors and senior officers from time to time.

Narrative Disclosure of the Company’s Compensation Policies and Practices as They Relate to the Company’s Risk Management

We have reviewed compensation programs for our employees, including our executives, in order to assess the financial and operational risks, if any, of such programs. In this process, we compiled information on the compensation programs and reviewed them against criteria designed to assess the compensation risk profile of such programs, in the context of potential impact on individual and team behavior. This risk assessment review considered the following:

•	Strategic alignment of business strategy and compensation practices;

•	Alignment and balance in performance metrics;

•	Alignment of pay with market competitiveness;

•	Impact on motivation and engagement;

•	Plan implementation;

•	Appropriate use of management discretion; and

•	Plan effectiveness.

Based on the results of this review, we believe that the compensation programs do not promote operational or financial risks that are reasonably likely to have a material adverse impact on us.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of directors Glyn F. Aeppel, Lynn Krominga and William G. Little. None of these directors has served as an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure by us under SEC rules during 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Day Care Center Sublease

J127 Foundation (formerly Sunrise Senior Living Foundation) is an independent, not-for-profit organization whose purpose is to operate schools and day care facilities, provide low and moderate income assisted living housing and own and operate a corporate conference center. Paul Klaassen, our non-executive chair, and Teresa Klaassen, his wife, are the primary contributors to, and serve on the board of directors and as officers of, J127 Foundation. J127 Foundation’s stand-alone day care center, which provides day care services for our and non-company employees, is located in the same building complex as our community support office. The day care center subleases space from us under a sublease that expires September 30, 2013. The sublease payments, which equal the payments we are required to make under our lease with our landlord for this space, are required to be paid monthly and are subject to increase as provided in the sublease. J127 Foundation paid us approximately $215,000 in sublease payments in 2011. The dollar amount of the scheduled sublease payments for the period from January 1, 2012 through the remaining term of the sublease is approximately $381,000.

Fairfax Community Ground Lease

We lease the real property on which our Fairfax, Virginia community is located from the Klaassens pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provided for monthly rent of $12,926 when signed in 2003, and is adjusted annually based on the consumer price index. Annual rent expense paid by us under this lease was approximately $190,000 for 2011. The aggregate dollar amount of the scheduled lease payments through the remaining term of the lease is approximately $13.9 million.

Independent Contractor Agreement with Mrs. Klaassen

Effective May 1, 2010, we entered into an independent contractor agreement with Mrs. Klaassen to provide the following consulting services to us: advise our chief executive officer and other officers on matters relating to quality of care, training, morale and product development; and at the request of our chief executive officer, visit regions and communities, and attend and speak at quarterly meetings and other company functions. The independent contractor agreement had a one-year term expiring on April 30, 2011, unless terminated earlier in accordance with its terms. Under the independent contractor agreement, we agreed to pay Mrs. Klaassen $8,333.33 per month, or a total of $100,000 over the one-year term of the agreement. During 2011, we paid Mrs. Klaassen $33,333 pursuant to this agreement. On March 7, 2012, we entered into a new agreement with Mrs. Klaassen effective May 1, 2011 for an additional one-year term. The new agreement will expire on April 30, 2012, unless terminated sooner in accordance with the terms of the agreement. Under the new agreement, Mrs. Klaassen will be paid the same monthly fee as provided under her original agreement, effective May 1, 2011.

Review, Approval or Ratification of Transactions with Related Persons

In May 2008, our Board of Directors adopted a written policy and written procedures, as amended on August 1, 2011 (together, the “related party transaction policy”) under which all related party transactions are subject to the prior review and approval or ratification by the Governance, Compliance and Nominating Committee or the disinterested members of our Board. For purposes of this policy, a “related party transaction” is:

•

any transaction, regardless of amount, in which (1) we or any of our subsidiaries is or will be a participant and (2) any related party (which generally includes our directors, director nominees, executive officers, greater than 5% stockholders and any of their respective immediate family members) has or will have a direct or indirect material interest; and

•	any amendment or modification to an existing related party transaction.

Under our related party transaction policy, our directors and executive officers are responsible for identifying and reporting to our compliance officer any potential related party transaction involving themselves or any of their respective related parties, or any other related party transaction that they may become aware of. Upon notification of a related party transaction, our compliance officer is responsible for collecting information regarding the nature of the related party relationship and the nature and extent of the related party’s interest in the transaction.

Each proposed related party transaction, and any related party transaction that has not previously been approved or ratified, is then submitted to the Governance, Compliance and Nominating Committee. The chair of the Governance, Compliance and Nominating Committee (or the committee) may instead submit the transaction for consideration by the disinterested members of our Board. The Governance, Compliance and Nominating Committee may approve a related party transaction only if it determines that the transaction is in our best interest. If, instead, the transaction is considered by the disinterested members of our Board, the affirmative vote of at least a majority of the disinterested members of our Board is necessary to approve the transaction. A director involved in the transaction must abstain from voting, but may, if requested, participate in the discussion to answer questions or provide additional information.

The following types of transactions have been pre-approved and are, therefore, exempt from our related party transaction policy (unless otherwise noted):

•	executive officer compensation approved by our Board or the Compensation Committee and director compensation approved by our Board;

•	transactions where the related party’s interest arises solely from the ownership of our common stock and all holders of common stock receive the same benefit on a pro rata basis;

•	ordinary course business travel and expenses, advances and reimbursements;

•	indemnification arrangements under our charter or bylaws, or under agreements to which we are a party;

•

previously approved or disclosed related party transactions that were in existence as of May 2008. However, these transactions remain subject to annual review and any amendments or modifications are subject to approval under our related party transaction policy;

•	transactions with entities in which we have an investment and for which a related party serves as director or executive officer at our request;

•

agreements entered into in the ordinary course of business relating to senior living services or resident care and/or the rental or purchase of units at any of the communities owned, managed or leased by us or any of our subsidiaries; and

•	dues paid for general business purposes by us for membership in the U.S. Chamber of Commerce or any of its affiliates.

The above-described day care center sublease and Fairfax community ground lease transactions were in existence when our related party transaction policy was adopted by our Board. In connection with its annual review of related party transactions, the Governance, Compliance & Nominating Committee reviewed and ratified Mrs. Klaassen’s original independent contractor agreement at its August 3, 2010 meeting. At its meeting on August 1, 2011, the Governance, Compliance and Nominating Committee reviewed and ratified the renewal of her independent contractor agreement.

REPORT OF AUDIT COMMITTEE

Management has the primary responsibility for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; maintaining effective internal control over financial reporting; and procedures designed to reasonably assure compliance with auditing standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (the “PCAOB”) and expressing an opinion on whether our consolidated financial statements present fairly, in all material respects, our consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. Our independent public accounting firm is also responsible for performing an audit of our internal control over financial reporting in accordance with the standards of the PCAOB and expressing an opinion on the effectiveness of our internal control over financial reporting.

As described more fully in its charter, the Audit Committee assists our Board of Directors in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of our internal audit function and independent registered public accounting firm. The activities of the Audit Committee are in no way designed to supersede or alter the responsibilities of management and the independent registered public accounting firm. The Audit Committee’s role does not provide any special assurances with regard to our consolidated financial statements or our internal control over financial reporting, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

In this context, the Audit Committee met and held discussions with management and Ernst & Young LLP eight times during 2011 and the first quarter of 2012 regarding, among other things, the preparation of our audited consolidated financial statements for our fiscal year ended December 31, 2011. During this period, the Audit Committee also met separately in executive session with Ernst & Young LLP and/or individual members of management approximately four times. On March 1, 2012, we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC.

In fulfilling its oversight responsibilities with regard to our 2011 audited consolidated financial statements, the Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements for our fiscal year ended December 31, 2011 with our management;

•

discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T; and

•

received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Respectfully submitted,

Stephen D. Harlan, Chair
Glyn F. Aeppel
Lynn Krominga
William G. Little

PROPOSAL 2: APPROVAL OF A 3,000,000 SHARE INCREASE IN THE SHARES AVAILABLE FOR ISSUANCE UNDER OUR 2008 OMNIBUS INCENTIVE PLAN, AS AMENDED, AND RE-APPROVAL OF THE MATERIAL TERMS RELATING TO PERFORMANCE-BASED COMPENSATION

Upon the recommendation of the Compensation Committee, our Board of Directors has adopted, subject to approval by our stockholders, an amendment to Section 4.1 of our 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”) to increase by 3,000,000 the number of shares of our common stock available for issuance under the 2008 Plan. The proposed amendment to Section 4.1 of the 2008 Plan is reflected in the copy of the 2008 Plan which is attached as Appendix A to this proxy statement, with deletions indicated by strikethroughs and additions indicated by underlining. If stockholders approve the proposed 3,000,000 share increase in the number of shares available for issuance under the 2008 Plan, it will take effect on May 2, 2012. If stockholders do not approve the amendment, the 2008 Plan will remain in effect unchanged.

In order for us to be able to continue to pay performance-based compensation that meets the requirements of Section 162(m) of the Internal Revenue Code, we are also seeking re-approval by our stockholders of the material terms of performance-based cash or equity compensation made under Section 162(m) of the Code that are authorized to be made pursuant to the terms of the 2008 Plan. These material terms are the same as those previously approved by our stockholders. The material terms of performance-based compensation are (a) eligibility for awards, (b) individual grant limits on awards and (c) the business criteria that can be used as performance goals for awards (together, the “Performance Terms”). The Performance Terms must be approved by the stockholders at least every five years as required by Section 162(m) of the Code. Approval of the Performance Terms will restart the period for re-approval for an additional five years until the 2017 annual meeting of stockholders. The period otherwise would expire at the 2013 annual meeting of stockholders.

Reasons for the Proposed Increase in Shares Available for Issuance Under the 2008 Plan

The purpose of the 2008 Plan is to attract and retain highly qualified officers, directors, key employees and other persons and to motivate these individuals to serve our company and its affiliates and to expend maximum effort to improve the business results and earnings of our company by providing these individuals an opportunity to acquire or increase a direct proprietary interest in the operations and future success of our company. The Board believes that grants of awards under the 2008 Plan provide a valuable incentive and serve the ultimate benefit of stockholders by aligning more closely the interests of 2008 Plan participants with those of our stockholders. However, we do not believe we have sufficient shares currently available for grant under our 2008 Plan to accomplish these objectives. Accordingly, we are proposing to amend the 2008 Plan to increase by 3,000,000 the number of shares of our common stock available for issuance under the 2008 Plan.

As approved by our stockholders at our 2010 annual meeting, the number of shares of our common stock available for award under the 2008 Plan is currently 7,300,000, increased by the number of shares covered by awards granted under our Prior Plans (as defined below) that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares, after September 17, 2008, the date the 2008 Plan was approved by our Board, and reduced by any grants or awards made under a Prior Plan after September 17, 2008. The term “Prior Plans” consist of our 1995 Stock Option Plan, as amended; 1996 Non-Incentive Stock Option Plan, as amended; 1997 Stock Option Plan, as amended; 1998 Stock Option Plan, as amended; 1999 Stock Option Plan, as amended; 2000 Stock Option Plan, as amended; 2001 Stock Option Plan, as amended; 2002 Stock Option and Restricted Stock Plan, as amended; and 2003 Stock Option and Restricted Stock Plan, as amended. Pursuant to the terms of the 2008 Plan, no further awards may be made under the Prior Plans after November 13, 2008, when our stockholders first approved the 2008 Plan. There were no awards made under any Prior Plan during the period from September 17, 2008 to November 13, 2008.

As of December 31, 2011, there were only 352,732 shares of our common stock that were available for award under the 2008 Plan.

On March 9, 2012, the record date, the closing price on the NYSE of our common stock was $7.85 per share.

Fully Diluted Overhang

The table below shows the fully diluted overhang as of December 31, 2011 for our peer group companies and our company giving effect to the proposed 3,000,000 share increase in the shares available for issuance under our 2008 Plan. “Fully diluted overhang” equals the sum of shares outstanding, shares available for grant and our share request divided by the sum of the diluted weighted average number of shares outstanding, shares available for grant and our share request.

Fully Diluted Overhang

Our Peer Group	Our Company

75th Percentile 17.2%

Median 14.8%	16.0% (giving effect to the proposed share increase)

25th Percentile 7.7%

Burn Rate Commitment

At our 2010 annual meeting of stockholders, our stockholders approved amendments to our 2008 Plan to (a) increase by 2,500,000 the number of shares of our common stock available for issuance under the 2008 Plan and (b) provide that shares of common stock that are subject to awards in any form other than stock options or stock appreciation rights (“SARs”) will be counted against the maximum number of shares of common stock available for issuance under the 2008 Plan as 1.21 common shares for each share of common stock granted instead of the 1.7 shares of common stock for each share of common stock granted as previously provided for under the 2008 Plan.

In connection with the approval by stockholders of these amendments, our Board committed to our stockholders that for fiscal years 2010 through 2012, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted over such three-year period is greater than 4.02% of the weighted average number of shares of our common stock that were outstanding for each of such three fiscal years. The 4.02% burn rate is the average of Risk Metric Group’s industry burn rate caps for 2009 and 2010. This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and any issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, full value stock awards will count as equivalent to 1.5 option shares.

The burn rate was 3.8% for each of 2010 and 2011, taking into account all options and stock awards made during those years.

If the proposed 3,000,000 share increase is approved by our stockholders at the annual meeting, we will continue to honor our burn rate commitment at the 4.02% maximum level for grants during 2010, 2011 and 2012.

Eligible Participants

On the record date, there were five executive officers, approximately 21,400 employees and six non-employee directors of our company and its affiliates who were eligible to participate in the 2008 Plan.

Subject to stockholder approval of the proposed 3,000,000 share increase in the shares available for issuance under the 2008 Plan, the Compensation Committee has made grants of performance units for the period 2012-2014 and restricted stock units to the individuals and groups, and with the dollar values, reflected in the table below (with the number of performance units at threshold, target and maximum and restricted stock units at target to be determined by dividing the dollar value of the awards by the per share closing price of our common stock on the date of such stockholder approval, rounded down to the nearest whole share; provided, however, that, in the event all performance units at maximum and restricted stock units would exceed 2,000,000 shares in the aggregate taking into account the 1.21 share usage provision of the 2008 Plan, the awards shall be pro-rata reduced to 2,000,000 shares in the aggregate taking into account the 1.21 share usage provision of the 2008 Plan.

The performance unit awards are based:

•

60% on achievement of adjusted EBITDA targets for each year allocated 25% for 2012, 25% for 2013 and 50% for 2014 (with the 2012 adjusted EBITDA targets having been fixed and the 2013 and 2014 adjusted EBITDA targets to be fixed within the first 90 days of those years); and

•

40% on achievement of relative total stockholder return goals measured against our peer group companies over the three-year period ending December 31, 2014 (with maximum achievement at the 80th percentile, target achievement at the 50th percentile and threshold achievement at the 40th percentile).

The performance units are further subject to three-year cliff vesting.

The restricted stock units will vest one-third on each of the first three anniversaries of the date of grant.

NEW PLAN BENEFITS

2008 Plan

	Dollar Value ($)
	2012-2014 Performance Units			Restricted Stock Units
Name and Position	Threshold	Target	Maximum	Target

Mark S. Ordan Chief Executive Officer	$487,500	$975,000	$1,950,000	$325,000

C. Marc Richards Chief Financial Officer	168,750	337,500	506,250	112,500

D. Gregory Neeb Chief Investment and Administrative Officer	253,125	506,250	1,012,500	168,750

David Haddock General Counsel and Secretary	196,875	393,750	590,625	131,250

Executive Group (1)	1,218,750	2,437,500	4,396,875	812,500

Non-Executive Director Group	—	—	—	—

Non-Executive Officer Employee Group	747,500	1,495,000	2,242,500	2,845,000

(1)	Includes grants to Ms. McDuffie who was appointed as an executive officer in February 2012.

The Board of Directors recommends that stockholders vote FOR approval of this Proposal.

Summary of the 2008 Plan

The following is a summary of the principal features of the 2008 Plan, as it is proposed to be amended. This summary is qualified in its entirety by the more detailed terms and conditions of the 2008 Plan, a copy of which is attached as Appendix A to this proxy statement.

Administration

The 2008 Plan is administered by the Compensation Committee. Subject to the terms of the 2008 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2008 Plan. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the 2008 Plan will consist of two or more directors of our company who: (a) are not officers or employees of our company, (b) qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, (c) meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Securities Exchange Act of 1934, as amended, and (d) comply with the independence requirements of the NYSE. Members of the Compensation Committee serve at the pleasure of the Board. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of our company who may also be officers or employees of our company, to administer the 2008 Plan with respect to employees or other service providers who are not executive officers or directors of our company, subject to compliance with Section 162(m) of the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules of the NYSE.

Share Usage

Under the terms of the 2008 Plan, any shares of our common stock that are subject to awards of stock options will be counted against the 2008 Plan share limit as one share for every one share subject to the award of options. With respect to any SARs awarded under the 2008 Plan, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the 2008 Plan regardless of the number of shares actually issued to settle the SAR upon exercise. Any shares that are subject to awards other than stock options or SARs will be counted against the share limit as 1.21 shares for every one share granted.

Common Stock Available for Award under the 2008 Plan

The shares of common stock available for award under the 2008 Plan consists of authorized but unissued shares, or to the extent permitted by applicable law, issued shares that have been reacquired by our company. If any shares covered by an award granted under the 2008 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any common stock subject thereto or is settled in cash in lieu of shares, then the number of shares of common stock counted against the aggregate number of shares available under the 2008 Plan with respect to such award will, to the extent of any such forfeiture, termination or expiration, again be available for making awards under the 2008 Plan in the same amount as such shares were counted against the aggregate share limit. The number of shares of common stock available for issuance under the 2008 Plan will not be increased by (a) any shares of common stock tendered or withheld or award surrendered in connection with the purchase of shares of common stock upon exercise of an option, (b) any shares of common stock deducted or delivered from an award payment in connection with our company’s tax withholding obligations or (c) any shares purchased by our company with proceeds from option exercises.

Eligibility

Awards may be made under the 2008 Plan to employees, officers or directors of our company or any of our affiliates, or a consultant or adviser (who is a natural person) currently providing services to our company or any of our affiliates, and to any other individual whose participation in the 2008 Plan is determined to be in the best interests of our company by the Board.

Amendment or Termination of the 2008 Plan

The Board may terminate, suspend or amend the 2008 Plan at any time and for any reason as to any shares as to which awards have not been made. The 2008 Plan will terminate in any event ten years after September 17, 2008. Amendments will be submitted for stockholder approval to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, no amendment may be made to the no-repricing provisions described below without the approval of our stockholders.

No-Repricing

Under the 2008 Plan, no amendment or modification may be made to an outstanding stock option or SAR, including, without limitation, by replacement of stock options or SARs with another award type, that would be treated as a repricing under NYSE rules or would replace stock options or SARs with cash, in each case, without the approval of the stockholders, provided that appropriate adjustments may be made to outstanding stock options and SARs to achieve compliance with applicable law, including the Internal Revenue Code.

Options

The 2008 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant date. Fair market value is generally determined as the closing price of our common stock on (a) the date of grant (if the grant is made before trading commences on the exchange or securities market or while such exchange or securities market is open for trading) or (b) the next trading day after the date of grant (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day on such exchange or securities market). In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of any companies that our company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant (five years if the optionee is a 10% stockholder and the option is intended to be an incentive stock option). The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

In general, an optionee may pay the exercise price of an option by cash or cash equivalents, or, if the option agreement so provides, by tendering shares of our common stock with a fair market value equal to the option exercise price, by means of a broker-assisted cashless exercise or, with our consent, by our company issuing a number of shares equal in value to the difference between the option exercise price and the fair market value of the shares subject to the portion of the option being exercised.

Stock options granted under the 2008 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. However, if authorized by the applicable option agreement, an optionee may transfer, “not for value” all or part of an option to any family member. A “not for value” transfer is defined to mean a transfer which is (a) a gift; (b) a transfer under a domestic relations order in settlement of marital property rights; or (c) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the optionee). A “family member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the optionee, any person sharing the optionee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the optionee) control the management of assets, and any other entity in which one or more of these persons (or the optinee) own more than fifty percent of the voting interests.

Other Awards

Under the 2008 Plan, the following types of awards may also be made:

SARs. A SAR is an award that gives the holder the right to receive, upon exercise thereof, the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the SAR exercise price on the grant date. The SAR exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2008 Plan.

The Compensation Committee will determine, among other things, the time at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements) and the time at which a SAR will cease to be or become exercisable following termination of service or upon other conditions, the method of exercise, method of payment, form of consideration payable in settlement, method by or forms in which our common stock will be delivered or deemed to be delivered to the holder of the SAR, whether or not a SAR will be in tandem or in combination with any other award, and any other terms and conditions of the SAR. Each SAR granted will terminate, and all rights thereunder will cease, upon the expiration of ten years from the grant date, or earlier, under such circumstances as set forth in the 2008 Plan or as may be fixed by the Compensation Committee and stated in the award agreement relating to the SAR.

SARs granted under the 2008 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. However, if authorized by the applicable award agreement, the holder of a SAR may transfer, “not for value” all or part of a SAR to any family member to the same extent as provided under the 2008 Plan to transfers of options to family members.

Restricted Stock. Restricted stock is an award of shares of our common stock, which may be granted for no consideration (other than the par value of the shares which is deemed paid by services already rendered). At the time a grant of restricted stock is made, the Compensation Committee may establish a period of time applicable to such restricted stock. The Compensation Committee also may, at the time of grant, prescribe restrictions in addition to or other than the expiration of the restriction period, including the satisfaction of corporate or individual performance objectives, applicable to all or any portion of the award of restricted stock.

Notwithstanding the foregoing, (a) restricted stock that vests solely by the passage of time will not vest in full in less than three years from the grant date, except that vesting may accelerate on death, disability or a change in control and (b) restricted stock for which vesting may be accelerated by achieving performance targets will not vest in full in less than one year from the grant date, except that vesting may accelerate on death, disability or a change in control. Further, up to 10% of the shares reserved for issuance under the 2008 Plan (the “10% limit”) may be granted as restricted stock (or as unrestricted stock or stock units, as described below) without being subject to these restrictions.

Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee.

Unless the Compensation Committee provides otherwise in the award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The Compensation Committee may provide that any dividends paid on restricted stock must be reinvested in shares of our common stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the restricted stock.

Unless the Compensation Committee provides otherwise in the award agreement or in writing after the award agreement is entered into, upon termination of service, any restricted stock held by a grantee that has not vested, or with respect to all applicable restrictions and conditions has not lapsed, will be deemed forfeited. Notwithstanding the foregoing but subject to the 10% limit described above, the Board may not waive restrictions or conditions applicable to restricted stock except in the case of death, disability or a change in control or as specified in the 2008 Plan in the event of a change in control in which awards are not assumed.

Unrestricted Stock. An award of unrestricted stock is an award of shares of our common stock free of restrictions. The Compensation Committee may grant (or sell at par value or such other higher purchase price determined by the Compensation Committee) an award of shares of unrestricted stock under the 2008 Plan, provided that a grant of unrestricted stock shall be subject to the 10% limit described above. Unrestricted stock awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to the grantee.

Stock Units. A stock unit is a bookkeeping entry that represents the equivalent of one share of our common stock. The same terms and restrictions as may be set forth by the Compensation Committee with respect to shares of restricted stock apply to stock units. However, holders of stock units will have no rights as stockholders or any other rights (other than those of a general creditor of our company). The Compensation Committee may provide that the holder of stock units will be entitled to receive, upon our company’s payment of a cash dividend on its outstanding common stock, a cash payment for each stock unit held equal to the per-share dividend paid on our common stock. The Compensation Committee may also provide in the award agreement that such cash payment will be deemed reinvested in additional stock units at a price per unit equal to the fair market value of a share of our common stock on the date that such dividend is paid.

Dividend Equivalent Rights. A dividend equivalent right is an award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of our common stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to and held by the recipient. The terms and conditions of dividend equivalent rights will be specified in the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares of our common stock, which may thereafter accrue additional equivalents. Any such reinvestment will be at fair market value on the date of reinvestment. Dividend equivalent rights may be settled in cash or our common stock or a combination thereof, in a single installment or installments, all determined by the Compensation Committee. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. A dividend equivalent right granted as a component of another award may also contain terms and conditions different from such other award.

Except as may otherwise be provided by the Compensation Committee either in the award agreement or in writing after the award agreement is issued, a recipient’s rights in all dividend equivalent rights will automatically terminate upon the recipient’s termination of service for any reason.

Performance Stock and Performance Units. These awards are restricted stock and stock units that vest subject to achievement of performance goals set by the Compensation Committee, and may include annual incentive awards vesting over a one-year performance period. Subject to the terms of the 2008 Plan, the Compensation Committee may pay earned shares of performance stock or performance units in cash or in shares of our common stock (or in a combination of cash and shares of our common stock) equal to the value of the earned shares of performance stock or performance units at the close of the applicable performance period or as soon as practicable thereafter. The Compensation Committee may use such business criteria and other performance measures as it deems appropriate in establishing any performance conditions.

Awards of performance stock or performance units to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (as described below) to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the other three highest compensated executive officers (other than the chief financial officer) determined at the end of each year (the “covered employees”).

Recoupment

Any awards granted pursuant to the 2008 Plan are subject to mandatory repayment by the recipient to the extent the recipient is or in the future becomes subject to any company “clawback” or recoupment policy that requires the repayment by the recipient to our company of compensation paid by us to the recipient in the event that the recipient fails to comply with, or violates, the terms or requirements of such policy.

Effect of Certain Corporate Transactions

Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits publicly-held companies, such as our company, to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2008 Plan is designed to permit the Compensation Committee to grant incentive awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(a) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(b) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(c) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote;

(d) the performance goals must be established not later than the earlier of (a) 90 days after the beginning of any performance period applicable to the award and (b) the day on which 25% of any performance period applicable to the award has expired, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and

(e) the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options and SARs, the performance goal requirement (summarized in (a) above) is deemed satisfied, and the certification requirement (summarized in (e) above) is inapplicable, if the grant or award is made by the Compensation Committee; the 2008 Plan under which the option or SAR is granted states the maximum number of shares with respect to which options and SARs may be granted during a specified period to an employee; and under the terms of the option or SAR, the amount of compensation is based solely on an increase in the value of our common stock after the date of grant.

Under the 2008 Plan, the performance goals upon which the payment of a performance or annual incentive award to a covered employee that is intended to qualify as performance-based compensation is limited to the following performance measures:

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total stockholder return;

(f) earnings before interest and taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(i) gross or operating margins;

(j) return measures, including return on assets, capital, investment, equity, sales or revenue;

(k) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(l) productivity ratios;

(m) expense targets;

(n) market share;

(o) financial ratios as provided in credit agreements of our company and its subsidiaries;

(p) working capital targets;

(q) completion of acquisitions of businesses or companies;

(r) completion of divestitures and asset sales;

(s) revenues under management; and

(t) any combination of any of the foregoing business criteria.

Any performance measure(s) may be used to measure the performance of our company, a subsidiary, and/or an affiliate as a whole or any business unit of our company, subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, deems appropriate, or we may select performance measure (e) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures specified above.

Under the Internal Revenue Code, a director is an “outside director” of our company if he or she is not a current employee of our company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of our company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from our company in any capacity other than as a director.

The maximum number of shares of our common stock subject to options or SARs that can be awarded under the 2008 Plan to any person is 1,000,000 per calendar year; provided, however, the maximum number of shares of our common stock subject to options or SARs that can be granted under the 2008 Plan to any person in the year that the person is first employed by our company, or any affiliate, is 1,500,000.

The maximum number of shares that can be granted under the 2008 Plan, other than pursuant to options or SARs, is 500,000 per calendar year; provided, however, the maximum number of shares of our common stock subject to awards other than options or SARs that can be granted under the 2008 Plan to any person in the year that the person is first employed by our company, or any affiliate, is 750,000.

The maximum amount that may be paid as an annual incentive award or other cash-settled award in a calendar year to any person is $3,000,000 and the maximum amount that may be paid as cash-settled performance awards or other cash award in respect of a performance period by any person shall be $6,000,000; provided, however, the maximum amount that may be paid as an annual incentive award or other cash-settled award in a year to any person in the year that the person is first employed by our company, or any affiliate, is $4,500,000 and the maximum amount that may be paid as cash-settled performance awards or other cash award in respect of a performance period by any person eligible for an award for a performance period commencing with or immediately following the year that the person is first employed by our company, or any affiliate, is $9,000,000.

The preceding limitations are subject to adjustment for stock dividends and similar events as provided in the 2008 Plan.

Federal Income Tax Consequences

Non-Qualified Options

The grant of an option will not be a taxable event for the grantee or our company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of our common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of our common stock will be the fair market value of the shares of our common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of our common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Incentive Stock Options

The grant of an option will not be a taxable event for the grantee or for our company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of our common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of our common stock in an amount generally equal to the excess of the fair market value of our common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

SARs

There are no immediate tax consequences of receiving an award of SARs that is settled in our common stock under the 2008 Plan. Upon exercising a SAR that is settled in our common stock, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. We do not currently intend to grant cash-settled SARs. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock

A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of our common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of our common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while our common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock

Participants who are awarded unrestricted company common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of our common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Units

There are no immediate tax consequences of receiving an award of stock units under the 2008 Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights

Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards

The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G

To the extent payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and our company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A

We intend for awards granted under the 2008 Plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2008 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Equity Compensation Plan Information

The table below sets forth the following information as of December 31, 2011 for all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•	Other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A))
Plan Category	(A)		(B)	(C)

Equity compensation plans approved by stockholders	6,852,873	(1)(2)	$4.37	352,732	(3)
Equity compensation plans not approved by stockholders	73,673	(4)	$18.16	—

Total	6,926,546		$4.51	352,732

(1)	Consists of outstanding stock option, restricted stock unit and performance unit awards under our 2008 Plan, 1997 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, 1999 Stock Option Plan, as amended, 2000 Stock Option Plan, as amended, 2001 Stock Option Plan, as amended, 2002 Stock Option and Restricted Stock Plan, as amended, and 2003 Stock Option and Restricted Stock Plan, as amended.
(2)	Includes a total of 1,127,771 restricted stock units and performance units for 2011-2013 (earned performance units for 2011 and at maximum for 2012 and 2013) for which no consideration will be paid upon delivery of the underlying shares. Excluding these awards, the weighted average exercise price of outstanding options, warrants and rights under equity compensation plans approved by stockholders was $5.44.
(3)	Represents shares remaining available for future issuance as of December 31, 2011 under the 2008 Plan. In accordance with the terms of the 2008 Plan, shares of common stock that are issuable under the 2008 Plan are subject to increase by the number of shares of common stock covered by outstanding equity awards under Prior Plans that are not purchased, are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto or are settled in cash in lieu of shares, after September 17, 2008. Pursuant to the 2008 Plan, no equity awards may be made under the Prior Plans.
(4)	Represents options to purchase shares of our common stock that are outstanding under our 1996 Non-Incentive Stock Option Plan, as amended. We refer below to our 1996 Non-Incentive Stock Option Plan, as amended, as the 1996 Non-Incentive Plan. As described in footnote 3 above, with respect to the 1996 Non-Incentive Plan, to the extent that any of the options to purchase our common stock that are outstanding as of December 31, 2011 under this plan that are not purchased or are later forfeited or expire or otherwise terminate without delivery of any shares subject thereto, the number of shares covered by such forfeited, expired or terminated options will be available for issuance under the 2008 Plan.

1996 Non-Incentive Plan

The 1996 Non-Incentive Plan was approved by the Board on December 13, 1996 and amended by the Board on March 16, 1997. The 1996 Non-Incentive Plan was not approved by our stockholders.

The 1996 Non-Incentive Plan authorized the grant of options to purchase shares of our common stock to any employee of our company or any subsidiary, as well as any consultant or advisor providing bona fide services to us or any subsidiary, subject to certain limited exceptions. A total of 3,200,000 shares of our common stock were originally reserved for issuance pursuant to options granted under the 1996 Non-Incentive Plan.

Options granted under the 1996 Non-Incentive Plan give the option holder the right to purchase shares of our common stock at a price fixed in the stock option agreement applicable to the option grant. Each option vests and becomes exercisable over a period commencing on or after the date of grant, as determined by the Compensation Committee.

As a result of stockholder approval of the 2008 Plan, no further option awards may be made under the 1996 Non-Incentive Plan but options that were previously outstanding will remain in effect in accordance with the terms of the plan and the applicable stock option agreement.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for our fiscal year ending December 31, 2012. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP has audited our consolidated financial statements each year since 1994.

Although stockholder ratification of the appointment of Ernst &Young LLP is not required, our Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm. The Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

Independent Registered Public Accountant’s Fees

For fiscal years 2011 and 2010, our independent registered public accountants, Ernst & Young LLP, billed us the fees set forth below:

	Fiscal Year Ended December 31,
Type of Fee	2011	2010
Audit Fees(1)	$3,769,300	$3,381,738
Audit Related Fees(2)	159,000	160,475
Tax Fees(3)	35,000	43,800
All Other Fees	—	—

Total	$3,963,300	$3,586,013

(1)	Audit fees include audits of consolidated financial statements, Sarbanes-Oxley Section 404 attest services, statutory audits and unconsolidated venture audits. Audit fees related to our unconsolidated ventures were $1.3 million and $1.0 million for the fiscal years ended December 31, 2011 and December 31, 2010, respectively.
(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include an analysis of the effectiveness of controls over the processing of transactions for owners of our communities.
(3)	Tax services principally include tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Ernst & Young LLP. Under the policy, the Audit Committee must specifically pre-approve the terms of the annual audit services engagement. Thereafter, the Audit Committee (or its delegate) is required to approve, if necessary, any changes in terms resulting from changes in audit scope, our structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee as described above, the Audit Committee must pre-approve other services, including audit-related services, tax services, and such other services that a company’s independent auditor may traditionally provide without impairing its independence. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All of the audit, audit related and tax services for which the fees listed above were billed were approved by the Audit Committee pursuant to the policy described in the preceding paragraph.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.

PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with SEC rules, you are being asked to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. We encourage you to read the CD&A, compensation tables and narrative discussion appearing elsewhere in this proxy statement for a more detailed discussion of our compensation programs and policies for our named executive officers and the compensation we paid them for 2011.

As described in the CD&A, in the 2011 “say-on-pay” advisory vote on the compensation paid to our named executive officers for 2010, we obtained the approval of approximately 68% of the votes cast by our stockholders on this proposal, excluding abstensions, which was more than the majority vote required to approve the proposal. While we received a favorable vote on this proposal, we note that approximately one-third of the shares that were voted on this proposal voted against approving the compensation paid to our named executive officers for 2010.

As we also described in the CD&A, for 2011, the Compensation Committee made several significant changes to our compensation programs for our named executive officers, which we believe address the concerns of institutional stockholders who may have voted against our say-on-pay proposal at our 2011 annual meeting:

• Annual Incentive Bonus Plan Metrics. In order to tie 2011 annual incentive bonus awards for our named executive officers more closely to the achievement of performance-based financial metrics, the Compensation Committee made our annual incentive bonus plan for our named executive officers in 2011 more formula-based and objective. See the section captioned “Executive Summary – 2011 Executive Compensation Program” beginning on page 21 above for more detailed information regarding the 2011 annual incentive bonus plan and the 2011 annual incentive bonuses that were paid to our named executive officers under this plan.

• Grants of 100% Formulaic Performance-Based Equity Awards with Three-Year Cliff Vesting. The equity component of the compensation packages of our named executive officers for 2011 consisted of 100% formulaic performance-based equity grants with three-year cliff vesting (excluding the one-time promotion and re-signing equity awards made to Messrs. Richards and Neeb, respectively). See “Components of 2011 Executive Compensation – 2011 Equity Awards – Long-Term Equity Incentive Plan Awards” on page 33 above for additional information.

• Adoption of Stock Ownership Guidelines for our Executive Officers. In order to further align the interests of our stockholders and our executive officers, we adopted stock ownership guidelines for our executive officers after considering common approaches and recommended practices. Under these guidelines, within five years our chief executive officer will be required to hold at least six times his base salary in company shares, our chief investment and administrative officer will be required to hold at least three times his base salary in company shares, and our other two named executive officers will be required to hold at least two times their base salary in company shares.

• Adoption of Stock Ownership Guidelines for Our Non-Employee Directors. We also established stock ownership guidelines for non-employee members of our board of directors. Under these guidelines, within three years each non-employee director is required to acquire and hold at least three times his or her annual cash retainer in company shares.

• Elimination of Sole Golden Parachute Excise Tax Gross-Up Provision. In connection with the amendment and restatement of Mr. Neeb’s employment agreement, in January 2011 we eliminated the golden parachute excise tax gross up provision that was contained in his original employment agreement. Currently, none of the employment agreements with our named executive officers contain a golden parachute excise tax gross-up provision.

In addition to the changes summarized above, our existing executive compensation program adheres to sound corporate governance practices, including the following:

• Named Executive Officer Compensation Determined by Independent Compensation Committee. The compensation of our named executive officers is determined by the Compensation Committee, which is comprised solely of independent directors.

• Engagement of Compensation Consultant. Since early 2008, the Compensation Committee has directly engaged a compensation consultant to advise the Compensation Committee on executive compensation matters. Hay Group served in this role during 2011.

• Very Limited Perquisites. Our named executive officers are eligible only for very limited perquisites, as described in the CD&A.

• “Double Trigger” Severance Provisions. Our named executive officers are entitled to certain payments and benefits upon severance-qualifying termination events under their employment agreements. We structured the change of control severance benefits under the employment agreements as “double trigger” benefits. In other words, the change of control does not itself trigger the severance benefits; rather, severance benefits only become payable in connection with a termination related to a change of control.

• Clawback (Recoupment) Policy. In July 2008, our Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, the employment agreements entered into with our named executive officers provide that the officer will return, at our request and regardless of whether the officer engaged in inappropriate conduct, any bonus or excess compensation in the event of a restatement that reduces earnings, if bonus awards were tied in any way to achievement of certain earnings targets.

We believe that the changes summarized above, together with our existing compensation practices, have resulted in a compensation program deserving of stockholder support.

In connection with the vote on this Proposal 4, we are asking our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the advisory approval of our executive compensation.

PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING REPORTS ON POLITICAL CONTRIBUTIONS

We have been advised that John Harrington, President of Harrington Investments, Inc., located at 1001 2nd Street, Suite 325, Napa, California, 94559, or his representative, intends to submit the proposal set forth below at the annual meeting. Mr. Harrington has confirmed to us that he is the beneficial owner of 1,000 shares of our common stock.

Resolved, that the shareholders of Sunrise Senior Living (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Sunrise Senior Living, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Publicly available data does not provide useful insight into the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Statement in Opposition to the Proposal

While our company believes in fostering transparency and accountability in its governance practices, making contributions to political parties or candidates is not a significant part of our business strategy. Political contributions are governed by our existing Code of Conduct & Integrity. That Code allows our company to make limited contributions to political parties or candidates but only to the extent permitted by law, and then only with the prior approval of our general counsel. After a review of certain accounting and other records, we do not believe our company made any political contributions during 2011. We have no plans to make any political contributions in the future.

We have in the past and may in the future participate in trade associations relating to the senior living and healthcare industries. During 2011, we were a member of the largest national senior living association as well as various state trade associations. In addition, we were a member of an independent association in Virginia that is committed to protecting and strengthening Virginia’s business environment through the political process. While it is possible that these organizations may engage from time to time in activities that may be considered political activities, we do not direct these activities.

We do not believe our participation in these associations should create concerns for stockholders. Indeed, stockholders may expect that we would be a member of industry trade or business associations if we concluded that there was a business reason to do so.

Given the very limited nature of our corporate activities that might be considered political in nature, we do not believe the semi-annual disclosures requested by the proponent would provide any meaningful benefits to stockholders. Further, we believe that the ongoing expense and administrative burden involved in gathering the information necessary to furnish the requested disclosures would be completely out of proportion to any benefit of providing such information to stockholders.

The Board recommends that stockholders vote AGAINST this stockholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC, and to furnish us with copies of all Section 16(a) reports they file. Based on a review of the reports furnished to us, we believe that all such filing requirements were complied with on a timely basis during our fiscal year ended December 31, 2011.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 9, 2012 by (i) each director, (ii) each named executive officer and (iii) all current executive officers and directors as a group.

Name and Position(s)	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding

Mark S. Ordan (2) Chief Executive Officer and Director	2,151,113	3.6%

C. Marc Richards (3) Chief Financial Officer	118,334	*

D. Gregory Neeb (4) Chief Investment and Administrative Officer	855,255	1.5%

David Haddock (5) General Counsel and Secretary	124,002	*

Julie A. Pangelinan Former Chief Financial Officer	—	—

Paul J. Klaassen (6) Non-Executive Chair of the Board	1,359,918	2.4%

Lynn Krominga (7) Lead Director	13,619	*

Glyn F. Aeppel (8) Director	13,012	*

Thomas J. Donohue (9) Director	153,322	*

Stephen D. Harlan (10) Director	27,812	*

William G. Little (11) Director	89,812	*

All current executive officers and directors as a group (11 persons) (12)	5,051,778	8.3%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2)	Represents 60,027 shares held directly, 65,754 shares of restricted stock and 2,025,332 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012.
(3)	Represents 100,000 shares of restricted stock and 18,334 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012.

(4)	Represents 55,255 shares held directly, 133,334 shares of restricted stock and 666,666 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012.
(5)	Represents 24,001 shares held directly, 66,667 shares of restricted stock and 33,334 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012.
(6)	Represents 1,342,106 shares as to which Mr. Klaassen shares voting and dispositive power with his spouse and 17,812 restricted stock units that could be settled within 60 days of March 9, 2012.
(7)	Represents 7,787 shares held directly and 5,832 restricted stock units that could be settled within 60 days of March 9, 2012.
(8)	Represents 7,180 shares held directly and 5,832 restricted stock units that could be settled within 60 days of March 9, 2012.
(9)	Represents 41,510 shares held directly, 94,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012 and 17,812 restricted stock units that could be settled within 60 days of March 9, 2012.
(10)	Represents 10,000 shares held directly and 17,812 restricted stock units that could be settled within 60 days of March 9, 2012.
(11)	Represents 32,000 shares held directly, 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012 and 17,812 restricted stock units that could be settled within 60 days of March 9, 2012.
(12)	Includes 2,932,665 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 9, 2012 and 82,912 restricted stock units that could be settled within 60 days of March 9, 2012.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of March 9, 2012 with respect to the ownership of shares of our common stock by each person believed by management to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the information is based on the most recent Schedule 13G or Schedule 13G/A filed with the SEC on behalf of such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

FMR LLC (1)	8,582,067	14.8%
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109

Double Black Diamond Offshore Ltd. (2).	7,768,835	13.4%
Black Diamond Offshore Ltd.
Black Diamond Relative Value Offshore Ltd.
Carlson Capital, L.P.
Asgard Investment Corp.
Clint D. Carlson 2100 McKinney Avenue, Suite 1800 Dallas, TX 75201

Scopia Management Inc. (3)	5,740,381	9.9%
Matthew Sirovich
Jeremy Mindich 152 West 57th Street, 33rd Floor New York, NY 10019

BlackRock Inc. (4). 40 East 52nd Street New York, NY 10022	3,343,798	5.8%

Avenir Corporation (5) 1775 Pennsylvania Avenue NW, Suite 650 Washington, DC 20006	3,194,615	5.5%

(1)	The Schedule 13G/A dated February 13, 2012 of the reporting persons states that, as of December 31, 2011, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was the beneficial owner of 7,714,165 shares, or 13.3% of the outstanding common stock, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that the ownership of one investment company, Fidelity Mid-Cap Stock Fund, 82 Devonshire Street, Boston, MA 02109, amounted to 3,250,000 shares, or 5.6% of the outstanding common stock. According to the Schedule 13G/A, each of the reporting persons and the Fidelity funds has sole power to dispose of the 7,714,165 shares owned by the Fidelity funds, and neither reporting person has the sole power to vote or direct the voting of the shares; such voting power resides with the Fidelity funds’ boards of trustees and Fidelity carries out the voting of the shares under written guidelines established by the Fidelity funds’ boards of trustees. The Schedule 13G/A further states that Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned bank subsidiary of FMR LLC, beneficially owns 867,902 shares that are owned by institutional accounts managed by PGATC, and that each of the reporting persons has sole dispositive power over, and sole power to vote or to direct the voting of, such shares.
(2)	Represents the number of shares reported as beneficially owned by the reporting persons as of March 6, 2012 in a Form 4 filed by them on March 6, 2012. The Schedule 13G dated January 10, 2012 of the reporting persons states that the reporting persons had sole or shared voting or dispositive power with respect to the 7,591,415 shares reported as beneficially owned in the Schedule 13G as of December 19, 2011 as follows:

Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Double Black Diamond Offshore Ltd.	—	5,828,305	—	5,828,305
Black Diamond Offshore Ltd.	—	450,064	—	450,064
Black Diamond Relative Value Offshore Ltd.	—	1,136,413	—	1,136,413
Carlson Capital, L.P.	—	7,591,415	—	7,591,415
Asgard Investment Corp.	—	7,591,415	—	7,591,415
Clint D. Carlson	—	7,591,415	—	7,591,415

(3)	The Schedule 13G dated February 10, 2012 of the reporting persons states that, as of December 31, 2011, each of the reporting persons has shared voting and shared dispositive power over the entire number of these shares.
(4)	The Schedule 13G dated January 20, 2012 of the reporting person states that, as of December 30, 2011, the reporting person has sole voting and sole dispositive power over the entire number of these shares.
(5)	The Schedule 13G/A dated February 14, 2012 of the reporting person states that, as of December 31, 2011, the reporting person has sole voting and dispositive power over the entire number of these shares.

HOUSEHOLDING

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders who intend to submit a proposal at the 2013 annual meeting of stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices no later than November 23, 2012. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2013 annual meeting any stockholder proposal which may be omitted from our proxy materials under applicable regulations of the SEC in effect at the time such proposal is received.

Under our Bylaws, a stockholder who wishes to nominate a director or propose a matter for consideration at an annual meeting but not for inclusion in the proxy materials must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of our Board of Directors and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to our Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date is less than 100 days prior to the date of such annual meeting, then stockholder notice must be delivered not later than the 10th day following such public announcement. For the 2013 annual meeting, such notice must be received no earlier than the close of business on January 2, 2013 and no later than the close of business on February 1, 2013. In addition, the stockholder must comply with the disclosure and other requirements in our Bylaws.

APPENDIX A

SUNRISE SENIOR LIVING, INC.

2008 OMNIBUS INCENTIVE PLAN, AS AMENDED

i

ii

iii

SUNRISE SENIOR LIVING, INC.

2008 OMNIBUS INCENTIVE PLAN, AS AMENDED

Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2008 Omnibus Incentive Plan (the “Plan”), as amended, as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an Affiliate shall in all cases be non-qualified stock options.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) generally over a one-year performance period (the Company’s fiscal year, unless otherwise specified by the Committee).

2.3 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Share or Performance Unit under the Plan.

2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Change in Control” means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.7; or

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company and consummation of such transaction.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.10 “Company” means Sunrise Senior Living, Inc.

2.11 “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

2.12 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.13 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash or Stock equal in value to dividends paid with respect to a specified number of shares of Stock.

2.14 “Effective Date” means September 17, 2008, the date the Plan was approved by the Board.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.16 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the grant date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on (i) the date of grant (if the grant is made before trading commences on the exchange or securities market or while such exchange or securities market is open for trading) or (ii) the next trading day after the date of grant (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day on such exchange or securities market). If there is no such reported closing price on the applicable date as specified in the immediately preceding sentence, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on the applicable date as specified in the immediately preceding sentence. If on the grant date the Stock is not listed on such an exchange or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

2.17 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.18 “Grantee” means a person who receives or holds an Award under the Plan.

2.19 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.20 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.22 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.23 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.24 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.25 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.

2.26 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.27 “Performance Measures” means measures as described in Section 14 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.28 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29 “Performance Share” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.30 “Performance Unit” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.31 “Plan” means this Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan.

2.32 “Prior Plan(s)” means the Sunrise Senior Living, Inc. 1995 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1996 Non-Incentive Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1997 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1998 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1999 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2000 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2001 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2002 Stock Option and Restricted Stock Plan, as amended; and Sunrise Senior Living, Inc. 2003 Stock Option and Restricted Stock Plan, as amended.

2.33 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.34 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.35 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.36 “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.

2.37 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.38 “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.39 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate.

2.40 “Stock” means the common stock, par value $0.01 per share, of the Company.

2.41 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.42 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.43 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.44 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.45 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.46 “Unrestricted Stock” shall have the meaning set forth in Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	Committee.

The Committee shall administer the Plan. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the stock exchange on which the Common Stock is listed. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.

3.2.	Board.

The Board shall have the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, consistent with the certificate of incorporation and by-laws of the Company and applicable law. In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Committee, such action may be taken or such determination may be made by the Board.

The Board may also appoint one or more separate Committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not executive officers (as defined under Rule 3b-7 of the Exchange Act) or directors of the Company, may grant, cancel or suspend Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards subject to the requirements of Section 162(m) of the Code, Rule 16b-3 and the rules of the New York Stock Exchange.

3.3.	Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make or modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

Any Awards granted pursuant to this Plan are subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the Grantee to the Company of compensation paid by the Company to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy.

3.4.	No Repricing.

Notwithstanding anything in this Plan to the contrary, no amendment or modification may be made to an outstanding Option or SAR, including, without limitation, by replacement of Options or SARs with another award type, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed, or would replace Options or SARs with cash, in each case, without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17 to achieve compliance with applicable law, including Code Section 409A.

3.5.	Deferral Arrangement.

The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6.	No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7.	Share Issuance/Book-Entry.

Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1.	Number of Shares Available for Awards.

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be ten million three hundred thousand (10,300,000), increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto after the Effective Date and reduced by the number of shares of Stock covered by Awards made under a Prior Plan after the Effective Date, applying the share usage rules of Section 4.3. Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance as Incentive Stock Options shall be four million eight hundred thousand (4,800,000). Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2.	Adjustments in Authorized Shares.

The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 shall be increased by the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to awards before and after the substitution. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the number of shares available under the Plan, subject to applicable stock exchange requirements.

4.3.	Share Usage.

Shares covered by an Award shall be counted as used as of the grant date. Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one (1) share for every one (1) share subject to an Award of Options. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise.

Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as 1.21 shares for every one (1) share granted. If any shares covered by an Award granted under the Plan or an award granted under a Prior Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an award granted under a Prior Plan will again be available for making Awards under the Plan in the same ratio as Awards under Section 4.1. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3 or (iii) any shares purchased by the Company with proceeds from option exercises.

5. EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect. Following the date the Plan is approved by the Company’s stockholders no awards will be made under the Prior Plans.

5.2.	Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3.	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No amendment will be made to the no-repricing provisions of Section 3.4 without the approval of the Company’s stockholders. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company, or of any Affiliate, as the Board shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2.	Successive Awards and Substitute Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original date of grant; provided, that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3.	Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 hereof is one million (1,000,000) in a calendar year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is one million five hundred thousand (1,500,000);

(ii) the maximum number of shares that can be granted under the Plan, other than pursuant to Options or SARs, to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) in a calendar year; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is seven hundred fifty thousand (750,000); and

(iii) the maximum amount that may be paid as an Annual Incentive Award or other cash-settled Award in a calendar year to any person eligible for an Award shall be $3,000,000 and the maximum amount that may be paid as cash-settled Performance Awards or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $6,000,000; provided, however, the maximum amount that may be paid as an Annual Incentive Award or other cash-settled Award in a calendar year to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is $4,500,000 and the maximum amount that may be paid as cash-settled Performance Awards or other cash Award in respect of a Performance Period by any person eligible for an Award for a Performance Period commencing with or immediately following the year that the person is first employed by the Company, or any Affiliate, shall be $9,000,000.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the grant date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its grant date.

8.4.	Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.6.	Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company of notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.7.	Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.9. Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award

Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.12.	Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price as determined by the Board. The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the date of grant. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the grant date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR grant date.

9.2.	Other Terms.

The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.	Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such SAR.

9.4.	Transferability of SARs.

Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution. The events of termination of Service of Section 9.2 hereof shall continue to be applied with respect to the original Grantee, following which the SAR shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 9.2.

9.5.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift; (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1.	Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

10.2.	Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units as described in Section 14. Notwithstanding the foregoing, (i) Restricted Stock and Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the grant date (provided, however, Restricted Stock and Stock Units may vest pro-rata during that period and vesting may accelerate on death, Disability or a Change in Control), and (ii) Restricted Stock and Stock Units for which vesting may be accelerated by achieving performance targets shall not vest in full in less than one (1) year from the grant date (provided, however, vesting may accelerate on death, Disability or a Change in Control); provided, however, up to ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 10 or the other provisions of this Plan without being subject to the foregoing restrictions. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

10.3.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4.	Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

10.5.	Rights of Holders of Stock Units.

10.5.1.	Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

10.5.2.	Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.	Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units. Notwithstanding the terms of this Section 10.6, but subject to the ten percent limitation set forth in Section 10.2, the Board may not waive restrictions or conditions applicable to Restricted Stock or Stock Units except in the case of a Grantee’s death, Disability or a Change in Control or as specified in Section 17.3. If the Board waives restrictions or conditions applicable to Restricted Stock or Stock Units, the shares subject to such Restricted Stock or Stock Units shall be deducted from the ten percent limitation set forth in Section 10.2.

10.7.	Purchase of Restricted Stock and Shares Subject to Stock Units.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Board, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan; provided, however, that in the aggregate, no more than ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 11 and the exceptions set forth in Section 10.2 and Section 10.6. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.	Cashless Exercise.

With respect to an Option, to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares acquired pursuant to the Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares equal in value to the difference between the Option Price and the Fair Market Value of the shares subject to the portion of the Option being exercised.

12.4.	Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, Service.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

13.2.	Termination of Service.

Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1.	Grant of Performance Units/Performance Shares.

Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

14.2.	Value of Performance Units/Performance Shares.

Each Performance Unit shall have an initial value that is established by the Board at the time of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

14.3.	Earning of Performance Units/Performance Shares.

Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4.	Form and Timing of Payment of Performance Units/Performance Shares.

Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in shares of Stock (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any shares of Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

14.5.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

14.6.	Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees.

If and to the extent that the Board determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Board as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1.	Performance Goals Generally.

The performance goals for such Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Awards and (ii) the day on which 25% of any performance period applicable to such Awards has expired, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

14.6.3.	Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash or in shares of Stock (or in a combination thereof), in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Awards.

14.6.4.	Performance Measures.

The performance goals upon which the payment or vesting of a Performance or Annual Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total stockholder return;

(f) earnings before interest and taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(i) gross or operating margins;

(j) return measures, including return on assets, capital, investment, equity, sales or revenue;

(k) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(l) productivity ratios;

(m) expense targets;

(n) market share;

(o) financial ratios as provided in credit agreements of the Company and its subsidiaries;

(p) working capital targets;

(q) completion of acquisitions of businesses or companies;

(r) completion of divestitures and asset sales;

(s) revenues under management; and

(t) any combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5.	Evaluation of Performance.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6.	Adjustment of Performance-Based Compensation.

Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Board shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

14.6.7.	Board Discretion.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval provided the exercise of such discretion does not violate Code Sections 162(m) or 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7.	Status of Section Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the Parachute Payment to the greatest extent.

16.	REQUIREMENTS OF LAW

16.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including, without limitation, the limits set forth in Section 6.3, shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

17.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Change in Control.

Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.

17.3.	Change in Control in which Awards are not Assumed.

Upon the occurrence of a Change in Control in which outstanding Options, SARs, Stock Units and Restricted Stock are not being assumed or continued:

(i) all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Board shall send notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

Upon the occurrence of a Change in Control, Performance Shares shall be adjusted such that, if less than half of the Performance Period has lapsed, the Performance Shares shall be converted into shares of Restricted Stock assuming target performance has been achieved. If more than half the Performance Period has lapsed, the Performance Shares shall be converted into shares of Restricted Stock based on actual performance to date. If actual performance is not determinable, then Performance Shares shall be converted into shares of Restricted Stock assuming target performance has been achieved.

17.4.	Corporation Transaction in which Awards are Assumed.

The Plan, Options, SARs, Stock Units and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.

17.5.	Adjustments.

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Change in Control upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 does not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change of control events that are not Change in Controls.

17.6.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

18.1.	Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

18.3.	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay, or shall make or have made arrangements satisfactory to the Company or the Affiliate, as the case may be to pay, in cash to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Board or Committee or the Affiliate, which may be withheld by the Board, Committee or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

18.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

18.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.	Section 409A of the Code.

The Company intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

0                    ¢

SUNRISE SENIOR LIVING, INC.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — MAY 2, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Sunrise Senior Living, Inc. (“Sunrise”) hereby appoints Mark S. Ordan and C. Marc Richards, and each of them, with full power of substitution and resubstitution, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 2012 annual meeting of stockholders to be held on May 2, 2012 at 10:00 a.m., local time, at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjournments or postponements thereof, upon the matters described on the reverse side.

(Continued and to be signed and dated on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

SUNRISE SENIOR LIVING, INC.

May 2, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING:

The accompanying proxy statement and annual report to stockholders are available on Sunrise’s website at www.sunriseseniorliving.com/2012annualmeetingmaterials.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

   Please detach along perforated line and mail in the envelope provided.

¢ 20730030303000000000 6	050212

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To elect seven directors, each for a term expiring at the 2013 annual meeting.			2.

To approve a 3,000,000 share increase in the shares available for issuance under our 2008 Omnibus Incentive Plan, as amended, and to re-approve the material terms relating to performance-based compensation.

						☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Glyn F. Aeppel
O Thomas J. Donohue
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Stephen D. Harlan
		O Paul J. Klaassen				FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	O Lynn Krominga O William G. Little O Mark S. Ordan		3.	To ratify the appointment of Ernst & Young LLP as Sunrise’s independent registered public accounting firm for its fiscal year ending December 31, 2012.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				4.	Advisory vote to approve executive compensation, as described in the proxy statement.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:				5.	Stockholder proposal regarding reports on political contributions.	☐	☐	☐
This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AGAINST PROPOSAL 5 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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